                                                                  EXHIBIT (2)(a)



                          OFFER TO PURCHASE FOR CASH
                       1,250,000 SHARES OF COMMON STOCK
                                      OF
                            EARTHLINK NETWORK, INC.
                                      AT
                             $45.00 NET PER SHARE
                                      BY
                              SPRINT CORPORATION

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 20, 1998, UNLESS THE OFFER IS
                                   EXTENDED.

                                ---------------

THE OFFER IS CONDITIONED UPON (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 1,250,000 SHARES (AS DEFINED HEREIN), (2) THE CONDITIONS TO THE OBLIGATIONS OF SPRINT CORPORATION, SPRINT COMMUNICATIONS COMPANY L.P., EARTHLINK NETWORK, INC., DOLPHIN, INC., AND DOLPHIN SUB, INC. TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE INVESTMENT AGREEMENT (AS DEFINED HEREIN) (OTHER THAN THE ACCEPTANCE FOR PAYMENT OF SHARES PURSUANT TO THE OFFER) HAVING BEEN SATISFIED OR WAIVED AND
(3) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED UPON CONSUMMATION OF THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE INVESTMENT AGREEMENT BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, AS WELL AS THE OTHER CONDITIONS DESCRIBED HEREIN.

                                ---------------

THE BOARD OF DIRECTORS OF EARTHLINK NETWORK, INC. HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS, APPROVED THE OFFER AND THE OTHER TRANSACTIONS DESCRIBED IN THIS OFFER TO PURCHASE AND DETERMINED THAT THE TERMS OF THE OFFER AND SUCH OTHER TRANSACTIONS, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT ALL STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE COPY THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH STOCKHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 2 PRIOR TO THE EXPIRATION OF THE OFFER OR (II) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH STOCKHOLDER. A STOCKHOLDER HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH STOCKHOLDER DESIRES TO TENDER SUCH SHARES.

A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY IN A TIMELY MANNER WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER DESCRIBED HEREIN, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 2.

QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND ALL OTHER TENDER OFFER MATERIALS MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.

                                ---------------

                     THE DEALER MANAGER FOR THE OFFER IS:

                         SBC WARBURG DILLON READ INC.
FEBRUARY 18, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Introduction..............................................................   1
 1. Terms of the Offer....................................................   4
 2. Procedure for Tendering Shares........................................   7
 3. Withdrawal Rights.....................................................  10
 4. Acceptance for Payment and Payment....................................  10
 5. Certain Federal Income Tax Consequences...............................  12
 6. Price Range of the Shares; Dividends on the Shares....................  12
 7. Effect of the Offer on the Market for the Shares, Stock Quotation and
 Exchange Act Registration................................................  13
 8. Certain Information Concerning the Company............................  13
 9. Certain Information Concerning the Purchaser..........................  15
10. Source and Amount of Funds............................................  16
11. Contacts with the Company; Background of the Offer....................  17
12. Purpose of the Offer; The Investment Agreement; Ancillary Agreements..  19
13. Dividends and Distributions...........................................  34
14. Certain Conditions of the Offer.......................................  34
15. Certain Legal Matters.................................................  37
16. Fees and Expenses.....................................................  39
17. Miscellaneous.........................................................  39
Schedule I--Directors and Executive Officers.............................. S-1

To the Holders of the Common Stock of EarthLink Network, Inc.:

                                 INTRODUCTION

THE OFFER

  Sprint Corporation, a Kansas corporation (the "Purchaser" or "Sprint"), hereby offers to purchase 1,250,000 shares of Common Stock, par value $0.01 per share (the "Shares" or "Common Stock"), of EarthLink Network, Inc., a Delaware corporation (the "Company"), at $45.00 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer is being made pursuant to the Investment Agreement dated as of February 10, 1998 (the "Investment Agreement"), among the Purchaser, Sprint Communications Company L.P., a Delaware limited partnership ("Sprint L.P."), the Company, Dolphin, Inc., a Delaware corporation ("Newco"), and Dolphin Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Newco ("Newco Sub"), and certain related agreements described in this Offer to Purchase.

  Sprint L.P. operates the long distance communications services division of Sprint and is owned by affiliates of Sprint. Newco and Newco Sub are nominally capitalized and were established to facilitate the transfer of assets to Newco in exchange for the issuance to Sprint L.P. of 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share of Newco (the "Convertible Preferred Stock") in connection with the merger of Newco Sub with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will become a subsidiary of Newco and all of the outstanding shares of Common Stock will be converted into an equal number of shares of common stock, par value $.01 per share of Newco ("Newco Common Stock"), except for any shares of Common Stock receivable upon the exercise of warrants or certain other rights to acquire Common Stock which are not amended prior to the Merger to become exercisable only for Newco Common Stock (the "Dilutable Securities"). The Offer and the other transactions contemplated by the Investment Agreement are conditioned upon the amendment of such Dilutable Securities so that not more than 8% of the shares of Common Stock outstanding immediately prior to the Closing will be subject to Dilutable Securities after the Merger (the "Amendment Condition").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all fees and expenses of SBC Warburg Dillon Read Inc. ("WDR"), which is acting as Dealer Manager (in such capacity, the "Dealer Manager"), American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and D. F. King & Co., Inc., which is acting as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16.

  The Board of Directors of the Company (the "Board of Directors") has, by unanimous vote of all Directors, approved the Offer and the other transactions described in this Offer to Purchase and determined that the terms of the Offer and such other transactions, taken together, are fair to, and in the best interests of, the stockholders of the Company and recommends that all stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

  The Company has retained Deutsche, Morgan Grenfell Inc. ("DMG") as its financial adviser. DMG rendered an opinion to the Board of Directors that, as of the date of such opinion, the Offer, the sale of Convertible Preferred Stock and the Merger, when taken together, are fair from a financial point of view to the holders of the Common Stock.

  Consummation of the Offer is conditioned upon (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) 1,250,000 Shares (the "Minimum Tender Condition"), and (2) the

Amendment Condition and the other conditions to the obligations of the Purchaser, Sprint L.P., Newco, Newco Sub, and the Company to consummate the transactions contemplated by the Investment Agreement (other than the acceptance for payment of Shares pursuant to the Offer) having been satisfied or waived (collectively, the "Investment Agreement Conditions"), including the expiration or termination of all waiting periods imposed upon consummation of the Offer and the other transactions contemplated by the Investment Agreement by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and the absence of any action taken or instituted by the Department of Justice, the Federal Trade Commission or by any other governmental entity to delay or otherwise enjoin the transactions contemplated by the Investment Agreement (the "HSR Condition"). See Sections 1 and 14.

THE INVESTMENT AGREEMENT

  The following summary of the Investment Agreement is qualified in its entirety by the express terms of such agreement, which is included as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1.

  The Investment Agreement provides, among other things, that subject to the terms and conditions set forth therein, immediately following the consummation of the Offer, (i) the Merger will be effected and the issued and outstanding Shares will be converted into shares of Newco Common Stock; (ii) Sprint L.P. will acquire 4,102,941 shares of Convertible Preferred Stock, in exchange for
(A) an aggregate cash consideration of $23,750,000, (B) the assignment to Newco of 100% of the Sprint Internet Passport SM Subscribers ("SIP Subscribers"), of which there were approximately 130,000 as of the date of execution of the Investment Agreement, and (C) Sprint L.P. having entered into a network agreement whereby Newco and the Company will utilize Sprint L.P.'s long-distance network under specified terms and conditions (the issuance of such Convertible Preferred Stock, "Convertible Preferred Stock Issuance", and the consideration described in (A), (B) and (C), collectively, the "Convertible Preferred Stock Consideration"); and (iii) Sprint will provide Newco and the Company, as co-borrowers, with up to $25 million of convertible senior debt financing on or after the Closing (as defined below), with such amount to increase by $25 million on each of the first, second and third anniversaries of the Closing Date (as defined below) for a total of up to $100 million of such financing at the end of such period (the "Convertible Debt Financing"), such indebtedness to be evidenced by one or more Convertible Senior Promissory Note(s) (the "Convertible Notes") and to be subject to the terms and conditions of a Credit Agreement dated as of February 10, 1998 among the Purchaser, Newco and the Company (the "Credit Agreement"). The closing of the Merger, the Convertible Preferred Stock Issuance and the other transactions described herein which will occur concurrently with the Merger is referred to as the "Closing" and the date on which the Closing occurs is referred to as the "Closing Date."

  Consummation of the transactions (other than the Offer) contemplated by the Investment Agreement is conditioned upon the Purchaser having accepted for payment the Shares to be purchased pursuant to the Offer (the "Offer Condition") and the satisfaction of the HSR Condition, as well as the other conditions described in Section 14. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such shares (the time of giving such notice is the "Offer Acceptance Time" and the date on which such notice is given is the "Offer Acceptance Date"). If the Shares have been accepted for payment pursuant to the Offer, the Offer Acceptance Time will immediately precede the Closing and the Offer Acceptance Date will occur on the same date as the Closing Date.

  In order to induce Sprint and Sprint L.P. to enter into the Investment Agreement and perform the transactions contemplated thereby, certain members of management and other stockholders (the "Granting Stockholders") have entered into an Agreement to Vote and Tender Stock dated February 10, 1998 ("Agreement to Vote and Tender Stock"). That agreement obligates the Granting Stockholders to tender all of the 3,989,114 Shares (representing 35.3% of the outstanding Shares) which they own into the Offer, and to vote those Shares in favor of (i) the Merger, (ii) the Convertible Preferred Stock Issuance, the issuance of the Convertible Notes and the Newco Common Stock issuable upon conversion thereof, (iii) the other transactions contemplated by the Investment Agreement, and (iv) any related matter that must be approved by the holders of Common Stock or Newco Common Stock in order for the transactions contemplated by the Investment Agreement to be consummated (the matters referred to in (i), (ii), (iii) and (iv) are referred to collectively as the "Company Stockholder Vote Matters"). In order to ensure that the agreement to vote set forth in the Agreement to Vote and Tender Stock will be fulfilled, each of the Granting Stockholders granted to the Purchaser an Irrevocable Proxy, coupled with an interest, to vote in favor of the Company Stockholder Vote Matters (the "Irrevocable Proxies"). The Granting Stockholders are Sky Dayton, Chairman of the Board of the Company, 1,500,000 Shares; Kevin M. O'Donnell, a Director of the Company, 944,614 Shares; Storie Partners, L.P., 521,892 Shares; Gregory Abbott, 427,212 Shares; Robert S. London, 392,032 Shares; and George Abbott, 203,364 Shares.

  In addition, certain other stockholders (the "Voting Stockholders") have entered into an Agreement to Vote Stock dated February 10, 1998 ("Agreement to Vote Stock") which obligates them to vote all of their 2,950,382 Shares (representing 26.1% of the outstanding Shares) in favor of the Company Stockholder Vote Matters, but did not grant any irrevocable proxies thereunder. The Voting Stockholders are Quantum Industrial Partners LDC, 1,456,480 Shares; Reed Slatkin, a Director of the Company (through Reed Slatkin & Associates), 1,042,473 Shares; Sidney Azeez, a Director of the Company, 236,884 Shares; and George Soros, 214,545 Shares.

  The number of Shares obligated to be tendered and/or voted pursuant to these agreements will ensure approval of the Company Stockholder Vote Matters, satisfaction of the Minimum Tender Condition, and consummation of the transactions contemplated by the Investment Agreement, unless the Investment Agreement Conditions have not been satisfied or waived on or prior to the Offer Acceptance Time as described in Section 12.

  The Company has informed the Purchaser that as of February 13, 1998, there were 11,301,915 Shares issued and outstanding. Upon consummation of the Offer, the Purchaser will own approximately 11.1% of such total number of issued and outstanding Shares, which will be converted into the same number of shares of Newco Common Stock pursuant to the Merger. The Company has also informed the Purchaser that as of February 13, 1998, there were 1,901,969 Shares reserved for issuance upon the exercise of outstanding employee stock options ("Stock Options"), 391,515 Shares reserved for issuance pursuant to the Company's Convertible Note issued to UUNET Technologies, Inc. ("UUNET Note") and 887,647 Shares reserved for issuance upon the exercise of outstanding warrants ("Warrants"). Based upon the conversion price in effect on the Closing Date, the Convertible Preferred Stock would be convertible into 3,533,411 shares of Newco Common Stock, provided that the Convertible Preferred Stock may not be converted prior to the first anniversary of the Closing Date. Based on these figures, immediately after consummation of the Offer, the Merger and the other transactions contemplated by the Investment Agreement, the Purchaser would own approximately 26.6% of the total number of issued and outstanding shares of Newco Common Stock on a fully diluted basis (that is, assuming that (i) the UUNET Note has been converted into shares of Newco Common Stock, (ii) the Convertible Preferred Stock is converted into Newco Common Stock, and (iii) that all outstanding Warrants and Stock Options have been exercised). However, the Convertible Preferred Stock will pay dividends thereon for the first five years in the form of increases in its Liquidation Value ("Liquidation Accretion Dividends"), at a per annum rate of 3% of the Liquidation Value, which will accrue and compound quarterly in arrears, but which will accelerate in the event of a Business Combination (as defined in Section 12) or an optional redemption by Newco. At the Closing, the Liquidation Value will be the average of the closing price per share of Newco Common Stock for the 30 trading days prior to the Closing Date. Increases in the Liquidation Value will have the effect of increasing the number of shares of Newco Common Stock which the Purchaser will receive upon conversion of the Convertible Preferred Stock. Assuming that the Convertible Preferred Stock is held by the Purchaser for the initial five year period, or the Liquidation Accretion Dividends are accelerated, the Purchaser will be entitled to receive 4,102,941 shares of Newco Common Stock upon conversion thereof, subject to applicable antidilution provisions. If the fully diluted number of Shares, as calculated above, were the same at that time, the Purchaser would then own approximately 28.8% of the total number of issued and outstanding shares of Newco Common Stock on that basis.

  Advances of funds under the Credit Agreement will be evidenced by Convertible Notes, which are convertible into Newco Common Stock. The Conversion Price per share at which the Convertible Notes may be converted into Newco Common Stock is 130% of the average of the closing prices for Newco Common Stock for the 30 trading days immediately preceding the applicable advance of funds under the Credit Agreement. Because the number of shares receivable upon conversion of the Convertible Notes is dependent upon future trading prices for Newco Common Stock, and because the amount of advances under the Credit Agreement is within Newco's discretion (provided it is in compliance with applicable Credit Agreement conditions), it is not possible to predict the extent to which, if any, the Purchaser's fully diluted ownership would increase in the event that advances are made under the Credit Agreement.

  Simultaneously with the execution of the Investment Agreement, the following agreements were executed and delivered by the parties thereto: (i) an Agreement and Plan of Merger dated as of February 10, 1998 among Newco, Newco Sub and the Company, setting forth, inter alia, the terms and conditions of the Merger of Newco Sub into the Company (the "Agreement and Plan of Merger"),
(ii) the Agreement to Vote and Tender Stock, (iii) the Agreement to Vote Stock, (iv) the Credit Agreement, (v) a Governance Agreement dated as of February 10, 1998, between the Purchaser, Sprint L.P., the Company and Newco, whereby certain terms and conditions are established concerning the corporate governance of Newco, the acquisition and disposition of equity securities of Newco by the Purchaser and its affiliates, and the rights of the Newco Board of Directors with respect to acquisition proposals and business combinations (the "Governance Agreement"), (vi) a Marketing and Distribution Agreement dated as of February 10, 1998 among the Purchaser, Sprint L.P., Newco and the Company, whereby the Purchaser, Sprint L.P., Newco and the Company agree to provide certain cooperation and support to each other in specified marketing matters and Sprint L.P. grants Newco the right to utilize certain distribution channels of Sprint L.P. and a license to use Sprint L.P.'s brand in the business of the Company (the "Marketing Agreement"), (vii) a Network Services Agreement dated as of February 10, 1998, between Sprint L.P., Newco and the Company, which grants Newco and the Company the right to use a minimum and maximum number of ports on Sprint L.P.'s long-distance network, along with pricing and other terms set forth therein (the "Network Agreement"), (viii) a Registration Rights Agreement dated as of February 10, 1998, between the Purchaser, Sprint L.P. and Newco establishing the rights of the Purchaser and its affiliates with respect to public offerings and sales of equity securities of Newco and to obtain registration thereof under federal and state securities laws (the "Registration Rights Agreement"), and (ix) a Stockholders Agreement dated as of February 10, 1998, between the Purchaser and certain stockholders of the Company which provides for certain rights and obligations with respect to such stockholders' voting and disposition of equity securities of Newco in connection with an offer by the Purchaser to acquire the remaining equity securities of Newco (the "Stockholders Agreement"). The agreements referred to in (i), (iv), (v), (vi), (vii), (viii) and (ix) will not become effective until the Closing and then only if the Offer is consummated and the Investment Agreement Conditions are satisfied or waived on or prior to the Closing. The Agreement and Plan of Merger, the Agreement to Vote and Tender Stock, the Agreement to Vote Stock, the Credit Agreement, the Governance Agreement, the Marketing Agreement, the Network Agreement, the Registration Rights Agreement and the Stockholders Agreement are referred to as the "Ancillary Agreements." The Investment Agreement and the Ancillary Agreements are more fully described in Section 12.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

  Following the consummation of the Offer, the Convertible Preferred Stock Issuance, the Merger, and the other transactions contemplated by the Investment Agreement, Newco will become a public company subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company will be its subsidiary. Application will be made for Newco Common Stock to trade under the ticker symbol "ELNK" on the Nasdaq National Market of the National Association of Securities Dealers Automated Quotation System after such transactions and it is expected that the Shares (after they are converted into shares of Newco Common Stock) will continue to trade thereon.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for 1,250,000 Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, March 20, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Investment Agreement provides that the Offer may not be consummated prior to March 20, 1998 and that the Expiration Date may not be extended beyond June 15, 1998, without, in each case, the prior written consent of the Company.

  The Company will prepare and file with the Securities and Exchange Commission (the "Commission") a proxy statement (the "Proxy Statement") relating to a special meeting of the Company's stockholders (the "Special Meeting") to be held to obtain stockholder approval of the Merger, the Convertible Preferred Stock Issuance, the issuance of Convertible Notes and the issuance of Newco Common Stock upon conversion of the Convertible Preferred Stock and the Convertible Notes and the other Company Stockholder Vote Matters in order to satisfy the requirements of Section 251 of the Delaware General Corporation Law (the "DGCL") and Rule 4460 of the National Association of Securities Dealers, Inc. The Newco Common Stock to be issued pursuant to the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 (the "S-4 Registration Statement"). A combined Proxy Statement and Prospectus forming Part I of the S-4 Registration Statement will be mailed to the stockholders of the Company at least 20 business days prior to the Special Meeting. Among the conditions included within the Investment Agreement Conditions are the requirements that the S-4 Registration has become effective under the Securities Act and that the holders of Common Stock have approved the Company Stockholder Vote Matters. In view of the time needed to accomplish the foregoing, the Purchaser anticipates that it may be necessary to extend the period of time during which the Offer is open beyond March 20, 1998 but not later than June 15, 1998.

  If more than 1,250,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not withdrawn.

  Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, the Purchaser would not expect to announce the final results of proration until approximately three Nasdaq National Market trading days after the Expiration Date. The Purchaser will announce the preliminary results of proration by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary or the Information Agent, and also may be able to obtain such preliminary information from their brokers.

  The Investment Agreement provides that the terms of the Offer may not be amended or modified without the prior consent of the Company; provided, however, that without the consent of the Company, the Purchaser may extend the Offer (i) if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment, and pay for, Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer and (iii) for any reason on one occasion for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under the terms of the Investment Agreement as described in this sentence, but in any case, not beyond June 15, 1998. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  Subject to the terms of the Investment Agreement and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right (but shall not be obligated), in its sole discretion, at any time and from time to time, to (i) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES IF THE OFFER IS EXTENDED FOR ANY REASON.

  If by 12:00 Midnight, New York City time, on Friday, March 20, 1998 (or any other date or time then set as the Expiration Date) any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Investment Agreement and to the applicable rules and regulations of the Commission, to (i) waive all the unsatisfied conditions and, subject to complying with the terms of the Investment Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for 1,250,000 Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (ii) extend the Offer to a date not later than June 15, 1998 and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iii) amend the Offer.

  Subject to the provisions of the Investment Agreement described above, there can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or is unable to pay for shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Tender Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. With respect to a change in price or a change in the percentage of securities sought other than an increase in the number of Shares sought of two percent or less of the total number of outstanding shares, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or such a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.

  Consummation of the Offer is conditioned upon satisfaction or waiver of the Minimum Tender Condition, the Investment Agreement Conditions and the HSR Condition, as well as the satisfaction or waiver of the other conditions described in Section 14. Subject to the terms and conditions contained in the Investment Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Tender Condition (which action may not be taken under the Investment Agreement without the Company's consent) during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending upon the materiality of the waiver.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

VALID TENDER

  For a stockholder validly to tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below)) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses prior to the Expiration Date or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received with respect to such Shares by the Depositary prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

  The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility,") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGNATURE GUARANTEES

  No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the

Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith, and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be properly effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

CONVERTIBLE SECURITIES, OPTIONS AND WARRANTS

  The Purchaser is not offering to purchase the UUNET Note, any other convertible securities, the Stock Options, the Warrants or any other options, warrants or rights to purchase Common Stock, and neither the Purchaser nor the Company is establishing any special arrangements to facilitate conversions, exchanges or exercises in connection with the Offer. Holders of the UUNET Note, Stock Options or Warrants who wish to tender Shares in the Offer must first convert such Note or exercise such Stock Options or Warrants, in each case in accordance with the terms and provisions thereof, and then tender the Shares received upon such conversion or exercise pursuant to the Offer. Holders of the UUNET Note, Stock Options or Warrants who convert such Note or exercise such Stock Options or Warrants will not have the right to revoke an effective conversion or exercise, and contingent conversions or exercises will not be valid. To the extent any such securities are converted into Shares, and the resulting Shares are tendered but are not purchased pursuant to the Offer (whether because the Offer is terminated or withdrawn, or by reason of proration or otherwise), the holders of the instruments so converted will have lost all rights as a holder of such note, options or warrants. Holders of the UUNET Note, Stock Options and Warrants who wish to tender Shares issuable pursuant to such securities are responsible for converting or exercising such securities in sufficient time that such Shares can be delivered to the Depositary in a timely manner as required by the Offer. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF THE UUNET NOTE, STOCK OPTIONS OR WARRANTS AS TO WHETHER TO CONVERT ANY OR ALL SUCH NOTES OR EXERCISE ANY OR ALL SUCH STOCK OPTIONS OR WARRANTS, AS THE CASE MAY BE.

APPOINTMENT

  By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint the designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 10, 1998. All such proxies shall be considered coupled with an interest in such Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

DETERMINATION OF VALIDITY

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

BACKUP WITHHOLDING

  In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct

Taxpayer Identification Number ("TIN") on a Substitute Form W-9 and, unless an exemption applies, must certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding of Federal income tax. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the required certification on Substitute Form W-9 to the Depositary, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Foreign individual stockholders and certain foreign entity stockholders must complete and sign the main signature form and a Form W-8 (Certificate of Foreign Status), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal. For other Federal income tax consequences, see Section 5.

3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 20, 1998.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfers as set forth in Section 2 hereof, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for 1,250,000 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer). In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely Book-Entry Confirmation of a book-entry transfer of such Shares as described in Section 2), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of book entry transfer, an Agent's Message), and
(iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

  The Purchaser will file promptly a Notification and Report Form with respect to the Offer and the other transactions contemplated by the Investment Agreement under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed and the waiting period with respect to the other transactions contemplated by the Investment Agreement will expire at 11:59 p.m., New York City time, on the 30th day after the date such form is filed by both the Purchaser and the Company, in each case unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend such waiting periods by requesting additional information or documentary material from the Purchaser or, in the case of the waiting period applicable to the other transactions contemplated by the Investment Agreement, the Company. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by the Purchaser with such request. If such a request is made with respect to the other transactions contemplated by the Investment Agreement, the waiting period related to such other transactions will expire at 11:59 p.m. New York City time, on the 20th day after substantial compliance with such request by each party to whom such a request is made. It is expected that the Offer will not be consummated until the waiting periods under the HSR Act with respect to both the Offer and the other transactions contemplated by the Investment Agreement have expired or have been terminated. See Section 15 hereof for additional information concerning the HSR Act and the applicability of antitrust laws to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender, proration or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more subsidiaries of the Purchaser, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Sales of Shares pursuant to the Offer will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. Gain or loss should be calculated separately for each block of Shares tendered and purchased pursuant to the Offer.

  If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year and will be short-term capital gain or loss if the holding period for the Shares is one year or less. Under present law, long-term capital gains recognized by a tendering individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 39.6% if Shares were held by the stockholder for 12 months or less, at a maximum Federal marginal tax rate of 28% if the Shares were held by the stockholder for between 12 and 18 months and a maximum Federal marginal tax rate of 20% if the shares were held by the stockholder for over 18 months, and long-term capital gains recognized by a tendering corporate stockholder will generally be taxed at a maximum federal marginal tax rate of 35%.

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies that such stockholder is not subject to backup withholding. A stockholder that does not furnish its correct TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments made to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder from the IRS. See Section 2 for instructions to avoid backup withholding.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

  The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol "ELNK." The following table sets forth, for each of the periods indicated, the high and low last reported sales prices per Share as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                                                                  SALES PRICE
                                                                 --------------
                                                                  HIGH    LOW
                                                                 ------ -------
      1997
        First Quarter (from the date of the Company's initial
         public offering, January 22, 1997)..................... $20.25 $10.125
        Second Quarter..........................................  13.50   8.625
        Third Quarter...........................................  19.50  10.25
        Fourth Quarter..........................................  25.75  16.00
      1998
        First Quarter (through February 17, 1998)...............  48.00  25.125

  On February 10, 1998, the last full day of trading before the public announcement of the execution of the Investment Agreement, the reported closing sale price of the Shares on the Nasdaq National Market was $38.625 per Share. On February 17, 1998 the last full day of trading before the commencement of the Offer, the reported closing sale price of the Shares on the Nasdaq National Market was $44.375 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  According to the Company, it has never declared a cash dividend in respect of the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK QUOTATION AND EXCHANGE ACT REGISTRATION

  The purchase of Shares pursuant to the Offer will likely reduce the number of Shares that might otherwise trade publicly. However, it is expected that a significant percentage of the outstanding Shares will continue to be held by persons other than the Purchaser and its affiliates, and the Purchaser does not believe that its purchase of 1,250,000 Shares pursuant to the Offer is likely to result in the Company's failure to meet the requirements of the National Association of Securities Dealers, Inc. for continued inclusion in the Nasdaq National Market or in the Shares becoming eligible for deregistration under the Exchange Act or should have a material adverse effect on the liquidity and market value of the remaining Shares held by the public. The Merger will have no effect on the number of shares traded publicly.

  The Shares are currently registered under the Exchange Act and the Newco Common Stock will be registered thereunder after the Merger.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Following the Offer, the Newco Common Stock will be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its principal executive offices at 3100 New York Drive, Pasadena, California 91107. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company Form 10-K"), the Company's principal line of business is to serve as an Internet Service Provider ("ISP") that provides its customers access to the Internet and information, assistance and services designed to introduce customers to the Internet and ensure that they have a satisfying Internet experience. The Company also provides information to its users through an extensive World Wide Website and bi-monthly printed newsletters to customers. In addition, the Company offers business services, including business Websites, high-speed ISDN communications capability and frame relay connectivity, and consumer services such as multiplayer Internet games and the EarthLink online store.

SUMMARY FINANCIAL INFORMATION

  Set forth below is certain selected financial information with respect to the Company derived from the information contained in the Company's Form 10-K for the year ended December 31, 1996, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which is incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                            EARTHLINK NETWORK, INC.

                        SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                                NINE MONTHS
                                   ENDED          YEAR ENDED DECEMBER 31,
                               SEPTEMBER 30, ----------------------------------
                                   1997            1996         1995    1994(1)
                               ------------- ---------------- --------  -------
Statement of Operations Data:
  Total revenues.............    $ 55,167        $ 32,503     $  3,028  $  111
  Loss from operations.......     (22,276)        (30,258)      (6,018)   (148)
  Net loss...................     (23,327)        (31,149)      (6,120)   (148)
  Net loss per share.........       (2.43)          (4.50)       (1.25)  (0.04)
                                                              AT DECEMBER 31,
                                             AT SEPTEMBER 30, -----------------
                                                   1997         1996     1995
                                             ---------------- --------  -------
Balance sheet data:
  Total current assets.....................      $ 23,559     $  9,073  $2,253
  Total assets.............................        48,106       27,119   4,874
  Total current liabilities................        28,242       28,279   4,229
  Long-term debt...........................         7,851        6,088     355
  Total Stockholders' equity...............        12,013      (21,261)    290

--------
(1) Inception (May 26, 1994) through December 31, 1994

  The Company announced its unaudited results of operations for the year ended December 31, 1997 in a press release dated February 11, 1998, which reflected revenues, net loss and net loss per share of $79.1 million, ($29.9 million) and ($2.99), respectively.

AVAILABLE INFORMATION

  The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Room 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information should also be on file at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address for that site is http://www.sec.gov.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser does not have any knowledge that any such information is untrue, the Purchaser does not take any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER

  The Purchaser is a Kansas corporation with its principal executive offices at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205. Sprint is a diversified telecommunications holding company providing domestic and international voice, video and data communications through its subsidiaries. Sprint has two major business divisions: local telephone operations and long-distance operations. Complementary businesses include distribution of telecommunications equipment and telephone directory publishing. Sprint operates local exchange telephone systems serving more than 7 million access lines in 19 states.

  Sprint is a 40% partner in Sprint Spectrum Holding Company, L.P. ("Sprint PCS"), a partnership with Tele-Communications, Inc., Comcast Corporation and Cox Communications, Inc. Sprint PCS is building the nation's first single technology, 100% digital, state-of-the-art wireless network to provide personal communication services ("PCS") across the United States. Sprint is also a partner in Global One, a joint venture with Deutsche Telekom Ag ("DT") and France Telecom ("FT") to provide seamless global telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany), and is a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe.

  Sprint's principal emerging businesses include consumer Internet access services, competitive local exchange carrier ("CLEC") services, international development activities (outside the scope of Global One), provision of PCS in markets with licenses controlled by Sprint, and integration, management and support services for computer networks (Paranet).

  If the Offer is consummated, Sprint L.P. will assign its SIP Subscribers at the Closing to the Company, together with certain other consideration, in exchange for the acquisition of 4,102,941 shares of Convertible Preferred Stock.

  Additional information concerning Sprint and its subsidiaries is contained in Sprint's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30 and September 30, 1997.

  The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser are set forth in Schedule I hereto.

SUMMARY FINANCIAL INFORMATION

  Set forth below is certain selected financial information with respect to the Purchaser and its consolidated subsidiaries derived from the information contained in the Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, each of which is incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by the Purchaser with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information (including any related notes) contained therein. Such reports and other documents may be inspected at the Commission's office, and copies thereof may be obtained upon payment of the Commission's customary charges, in the manner set forth in
Section 8.

                              SPRINT CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                     NINE MONTHS
                                        ENDED        YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30, -----------------------------
                                        1997        1996      1995      1994(1)
                                    ------------- --------- --------- ---------
Statement of Income Data:
  Net operating revenues...........   $11,059.2   $14,044.7 $12,765.1 $11,986.6
  Operating Income.................     1,840.9     2,267.2   1,834.3   1,690.7
  Net Income.......................       757.6     1,183.8     395.3     890.7
  Earnings per share of common
   stock...........................        1.74        2.78      1.12      2.55

                                                   AT         AT DECEMBER 31,
                                              SEPTEMBER 30, -------------------
                                                  1997        1996      1995
                                              ------------- --------- ---------
Balance sheet data:
  Total current assets.......................   $ 3,686.7   $ 4,352.8 $ 3,619.4
  Total assets...............................    17,621.7    16,953.0  15,195.9
  Total current liabilities..................     3,476.5     3,314.2   5,142.1
  Long-term debt.............................     2,851.2     2,981.5   3,253.0
  Common Stock and other shareholder's
   equity....................................     8,915.3     8,519.9   4,642.6

  Sprint announced its unaudited results of operations for the year ended December 31, 1997 in a press release dated February 3, 1998 which reflected revenues, net income and income per share (on a diluted basis) of $14.87 billion, $952.5 million and $2.18, respectively.

  Except as described in this Offer to Purchase, (i) none of the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I or any majority-owned subsidiary of the Purchaser, or any of the persons so listed, beneficially owns any equity security of the Company, and
(ii) none of the Purchaser nor, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, (i) there have not been any contacts, transactions or negotiations between the Purchaser, any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission, and (ii) none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I has any contact, arrangement, understanding or relationship with any person with respect to any securities of the Company.

  Except as described in this Offer to Purchase, during the last five years, none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

10. SOURCE AND AMOUNT OF FUNDS

  The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer is $56,250,000. Fees and expenses related to the Offer for the Depositary, the Information Agent, and printing are estimated to be approximately $175,000. Aggregate fees and expenses of $2,000,000 for the Dealer Manager and other investment banking and legal services for the transactions contemplated by the Investment Agreement were not separately allocated among the constituent transactions such as the Offer. The Purchaser plans to obtain all funds needed for the Offer from working capital.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

  Sprint has been advised by the Company that during August, September and October of 1997, the Company's senior management analyzed the Company's strategic position in the Internet industry and its prospects for continuing and accelerating the growth of its business and achieving critical mass in its subscriber base and greater scale in its operations. In light of this analysis, management discussed with the Company's Board of Directors (on both a formal and an informal basis) an array of strategic alternatives designed to enhance the Company's strategic, operational, financial, marketing and distribution capabilities.

  Sprint has been further advised that, at a regular meeting of the Board of Directors of the Company held on October 29, 1997, the Board conducted an open-ended discussion of these alternatives, which included (i) a proposed strategic alliance with Sprint; (ii) an underwritten equity offering or other financing transactions; (iii) a significant infusion of equity capital by a financial investor, the proceeds of which would be used by the Company to make strategic acquisitions; (iv) a significant equity investment in the Company by, and/or a joint venture involving the Company with, one or more Regional Bell Operating Companies; and (v) either alone or in combination with certain of the foregoing, the making of a business combination proposal to one or more other providers of Internet services. At the conclusion of this discussion, the Board did not recommend that any particular alternative be pursued to the exclusion of others, but rather directed that management take further steps to explore the availability of various options (without committing the Company to any alternative without further action of the Board) and periodically report to the Board on the results of such initiatives. The Board also authorized senior management and the Company's financial advisor, DMG, to make selective inquiries to determine whether certain firms in the telecommunications industry would have any interest in a potential joint venture, strategic alliance or minority investment relationship with the Company. The Board also instructed management and DMG not to foreclose the possibility of a business combination involving the Company, although it believed that the better approach, in terms of enhancing the Company's long-term value, was to solicit a strategic alliance or minority investment. Ultimately, no proposals to effect a business combination emerged. As a result of management's exploratory initiatives, based on the strategic, operational and financial considerations described below and Sprint's dynamic and prompt expression of interest in pursuing a strategic alliance with the Company, the Board determined that focusing primarily on the Sprint alternative was most likely to produce the best transaction reasonably available.

  During early October, 1997, with the permission of Garry Betty, President and Chief Executive Officer of the Company, Sidney Azeez, one of the Company's directors, contacted Carl Peterson, General Manager, President and CEO of the Kansas City Chiefs, inquiring whether he was acquainted with William T. Esrey, Chairman and Chief Executive Officer of Sprint Corporation. After learning that Mr. Peterson and Mr. Esrey were acquaintances, Mr. Betty requested that Mr. Peterson arrange an introduction so the Company could explore whether Sprint would have any interest in discussing the possibility of a strategic alliance or other relationship. Mr. Peterson contacted Sprint and suggested a meeting during which the companies could discuss their respective businesses and the possible benefits of a strategic or other relationship.

  Theodore H. Schell, Senior Vice President Strategic Planning & Corporate Development, phoned Mr. Betty on October 8, 1997 to express Sprint's interest in exploratory discussions and to arrange for a visit by a Sprint representative to the Company's headquarters in Pasadena, California. On October 10, 1997, Chuck Chakravarty, Manager Corporate Development, visited the Company's headquarters in Pasadena, California and had discussions with Mr. Betty and other members of the Company's management. The discussions focused on the operational and financial aspects of the Company.

  On October 29, 1997, Sprint and the Company executed a reciprocal confidentiality agreement in which they agreed to maintain the confidentiality of nonpublic information concerning their businesses. On October 31, 1997, Mr. Schell, Timothy S. Sutton, Vice President Strategic Planning & Corporate Development and James Dodd, Vice President Internet Access Services met with Mr. Peterson, Sky Dayton, Chairman of the Board of the Company, and Mr. Betty in Kansas City to obtain a strategic overview of the Company's business. Following that discussion, the participants concluded that there were several areas of shared perspective with regard to the importance of expanded scale in the Internet access business, the technological evolution of the Internet, and business philosophies regarding quality of customer service and operations.

  In early November, 1997, Mr. Sutton and Mr. Betty had phone conversations confirming the desire of both parties to engage in further exploration of a strategic or other relationship. On November 19, 1997, Mr. Sutton, Mr. Dodd and certain other officers and employees of Sprint met in Pasadena with Mr. Dayton, Mr. Betty and certain other officers and employees of the Company, and a representative of DMG, the Company's financial advisor. The Company's representatives presented a high-level overview of the Company's business from an operational, financial and strategic perspective. The participants then engaged in a high-level discussion of possible alternatives for a strategic or other relationship between Sprint and the Company. Sprint's representatives discussed the factors of importance to Sprint in assessing a potential relationship with the Company. These factors included: continued reliance on the Sprint brand (either alone or co-branded with the Company's brand); marketing rights to the Internet product; utilization of Sprint's network services; and the financial implications of the nature and amount of the investment requisite to scaling up to achieve critical mass and profitability. Each party expressed the lack of a desire to consider a business combination or similar type of transaction with the other party at the time. However, each party expressed an interest in Sprint acquiring a minority equity interest in the Company if a structure could be developed that would be acceptable from a strategic, operational and financial point of view.

  Additional meetings were held in Pasadena on November 21 and 22, 1997 among officers and employees of Sprint and the Company to continue discussions of the strategic, financial and operational characteristics of a strategic relationship between Sprint and the Company with respect to their Internet businesses. The possible marketing opportunities and synergies of such an alliance were also explored. These meetings were followed by several telephone calls between officers of Sprint and the Company with regard to these matters.

  A meeting was held in Pasadena on December 4, 1997 which was attended by Messrs. Esrey, Schell, Sutton, Dodd, Dayton, Betty and certain other officers and employees of the Company at which the possible components of a strategic relationship were discussed. These discussions focused on strategic and operational matters, including co-branding the Internet access service, accessing Sprint's marketing and distribution channels, the nature of any minority investment capital Sprint might make available to the Company and the opportunity by which Sprint might acquire the equity securities of the Company not already owned by Sprint and its affiliates at some point in the future.

  Further meetings were held in Pasadena on December 11 and 12, 1997 among Messrs. Sutton, Betty and Dayton, internal Sprint counsel, outside counsel to the Company, and the financial advisers of Sprint and the Company. These discussions focused on the valuation of Sprint's in-kind contributions, including Sprint Internet Passport subscribers, the Sprint brand, access to the Sprint network and access to the Sprint marketing channels. The discussions also focused on the terms and structure for a minority investment by Sprint in the Company, the terms of any credit arrangements Sprint might provide, governance rights, and the timing and possible approaches under which Sprint would be permitted in the future to seek to acquire the remaining equity securities of the Company.

  Further meetings were held in Pasadena on December 19 and 20, 1997 to discuss a proposed preliminary term sheet prepared by Sprint. The term sheet contemplated that Sprint would acquire a minority interest in the Company through a cash tender offer. It also contemplated that in exchange for the contribution of the Sprint Internet Passport subscribers and favorable terms for access to the Sprint L.P. network, Sprint L.P. would receive a newly created series of convertible preferred stock from the Company. The parties also discussed a marketing agreement whereby the parties would jointly brand their Internet products and Sprint would make its marketing channels available to the Company with certain exclusivity and sales commitments.

  Also involved in the negotiations were terms of a standstill arrangement which would preclude further acquisitions of the Company's equity securities by Sprint, except in limited situations designed to ensure the receipt of fair value by all stockholders in the event Sprint acquired additional equity securities above agreed upon thresholds. The parties also discussed convertible debt financing of up to $100,000,000. There were also discussions of limited governance rights, stock registration rights, limitations on the Company soliciting acquisition proposals (subject to the Board's fiduciary obligations) and other customary rights of a financial investor. Throughout these and subsequent meetings, considerable negotiations took place regarding all strategic, operational, financial and governance aspects of the proposed transactions.

  These proposals, counter proposals and revisions were reflected in numerous further discussion drafts of possible terms which were circulated between Sprint and the Company and their respective financial and legal advisers. Conference and telephone calls were held in the latter part of December 1997 and in early January 1998 among various members of management and the financial and legal advisers to Sprint and the Company to discuss and refine these proposals. Various members of management and employees of Sprint and the Company visited Sprint's facilities in Reston, Virginia on December 30, 1997 in an attempt to reach a common view on applicable network economics, network technologies and engineering set ups.

  Meetings among various members of management and the financial and legal advisers to Sprint and the Company were held during the evening of January 12, 1998 in Kansas City and during the following day to continue negotiation of the terms of the transactions. Based on these negotiations, the parties agreed to proceed immediately with the preparation of drafts of definitive agreements to cover the matters encompassed by the Investment Agreement and Ancillary Agreements. Numerous conference calls took place after January 12, 1998 to divide drafting responsibilities, establish schedules and address issues arising as part of the documentation effort. Prior to January 27, 1998, initial drafts of most of the documents (and comments on most initial drafts) were exchanged.

  Negotiating sessions were held in Kansas City from January 27 through February 1, 1998. Negotiations continued thereafter via numerous conference calls and exchanges of drafts and comments through February 10, 1998, in an effort to reach agreement on the matters encompassed by the Investment Agreement and the Ancillary Agreements. Some of the negotiations between legal counsel for Sprint and the Company occurred in person between February 6 and February 10, 1998.

  An overview of the possible transaction with the Company and related issues were discussed at Sprint's Board of Directors meeting on December 9, 1997. A meeting of Sprint's Board of Directors was held on February 10, 1998 and the execution, delivery and performance of the Investment Agreement, the Ancillary Agreements and the transactions contemplated thereby were approved.

  An overview of the possible transaction and related issues were discussed at the Company's Board of Directors meeting on January 11, 1998. At a special meeting held on January 20, 1998, senior management provided the Board with a report on the status of the negotiations with Sprint and developments with respect to other potential strategic alternatives. Draft agreements were first presented to the Company's Board of Directors at a regular meeting held on February 2, 1998. A special meeting of the Company's Board of Directors was held on February 10, 1998 and the execution, delivery and performance of the Investment Agreement, the Ancillary Agreements and the transactions contemplated thereby were approved.

  Following approval by the Board of Directors of Sprint and the Company, the Investment Agreement and the Ancillary Agreements were executed and delivered after the close of financial markets in the United States on February 10, 1998. The Offer and the other transactions contemplated by these agreements were publicly announced before the financial markets in the United States opened on February 11, 1998.

12. PURPOSE OF THE OFFER; THE INVESTMENT AGREEMENT; ANCILLARY AGREEMENTS

GENERAL

  Sprint and the Company have determined to enter into a strategic alliance to provide Internet access services and related services on a collaborative basis. The purpose of the Offer and the related investments being made by Sprint pursuant to the Investment Agreement is to benefit from the enhanced capabilities for growth and financial and strategic success by joining forces with the Company. Immediately after the consummation of the

Offer, the following transactions will take place pursuant to the Investment Agreement at the Closing: (i) Sprint will purchase 4,102,941 shares of Convertible Preferred Stock in exchange for (A) an aggregate cash consideration of $23,750,000, (B) the assignment to Newco of 100% of the SIP Subscribers, and (C) Sprint L.P. having entered into the Network Agreement whereby Newco and the Company will utilize Sprint L.P.'s long-distance network under specified terms and conditions (the consideration referred to in clauses
(A), (B) and (C) is referred to herein as the "Convertible Preferred Stock Consideration"), (ii) pursuant to the Marketing Agreement, Newco and the Company will begin to use Sprint and Sprint L.P. distribution channels and sell certain Sprint L.P. products under specified terms and conditions, including the commitment of Sprint to obtain 150,000 subscribers per year for the Company, and (iii) Sprint will provide Newco and the Company, as co-borrowers, with up to $25 million of Convertible Debt Financing on or after the Closing, with such amount to increase by $25 million on each of the first, second and third anniversary of the Closing Date for a total of $100 million of such financing at the end of such period, such indebtedness to be evidenced by one or more Convertible Notes which will be convertible into Newco Common Stock.

  Sprint, Sprint L.P. and Newco have entered into a Governance Agreement which will become effective at the Closing. The Governance Agreement establishes certain terms and conditions with respect to the corporate governance of Newco, the acquisition and disposition of equity securities of Newco by Sprint and its affiliates (including Sprint's rights, under certain circumstances described therein, to offer to purchase the outstanding shares of Newco Common Stock not already owned by Sprint and its affiliates), and the rights of the Board of Directors of Newco to entertain acquisition proposals and business combinations. Sprint, Sprint L.P. and certain stockholders of the Company have also entered into a Stockholders' Agreement which will become effective at the Closing and which requires such stockholders to support certain offers by Sprint, whether by vote or tender, under the circumstances described in such agreement.

  Also, concurrently with the Closing of these transactions, other than the Offer, Newco Sub will merge into the Company and the holders of Common Stock will receive, in exchange for their shares of Common Stock, an equal number of shares of Newco Common Stock.

THE INVESTMENT AGREEMENT

THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE INVESTMENT AGREEMENT

  Pursuant to the Investment Agreement, Sprint has commenced the Offer. See
Section 1 for a summary of the material terms of the Investment Agreement relating to the Offer.

  The obligations of Sprint, Sprint L.P., Newco, Newco Sub and the Company to consummate the transactions contemplated to occur at the Closing other than the Offer are subject to the satisfaction of the condition that Sprint shall have accepted for payment shares of Common Stock pursuant to the Offer in accordance with this Agreement. The conditions to the consummation of the Offer are described in Section 14.

THE MERGER

  Immediately following the consummation of the Offer, the Company, Newco and Newco Sub will effect the Merger whereby Newco Sub, a wholly-owned subsidiary of Newco, will merge with and into the Company. All of the then issued and outstanding Shares of Common Stock, including the Shares acquired by the Purchaser in the Offer, will be converted into an equal number of shares of Newco Common Stock in the Merger. Upon consummation of Merger, the Company will be a subsidiary of Newco. Pursuant to the Merger, the Certificate of Incorporation and Bylaws of Newco Sub will become the Certificate of Incorporation and Bylaws of the surviving corporation and the Certificate of Incorporation and Bylaws of Newco will take effect as the constitutive documents of the corporation whose stock is registered pursuant to the Exchange Act. The Certificate of Incorporation and Bylaws of Newco are substantially similar to the Certificate of Incorporation and Bylaws of the Company, except that the number of authorized shares of Preferred Stock was increased from 10 million to 25 million and that the scope of indemnification of officers and directors was increased consistent with the

Delaware General Corporation Law (the "DGCL"). Also, the directors and officers of the Company will become the directors and officers of Newco until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Newco's Certificate of Incorporation and Bylaws, except that the two directors elected by the holders of the Convertible Preferred Stock of Newco will be elected immediately following the Closing.

  While the Merger is subject to the approval of the stockholders of the Company, the votes to be cast pursuant to the Agreement to Vote and Tender Stock and the Agreement to Vote Stock will ensure approval of the Merger. The Merger will create a holding company structure which may provide certain advantages if the scope of the Company's business expands in the future as well as facilitating the economic efficiency of the strategic relationship with Sprint.

THE ISSUANCE OF CONVERTIBLE PREFERRED STOCK

  Concurrently with the Merger, Sprint L.P. will receive 4,102,941 shares of Convertible Preferred Stock in exchange for the Convertible Preferred Stock Consideration. Such consideration consists of (i) $23,750,000 of cash, (ii) Sprint L.P. contributing the SIP Subscribers to Newco, and (iii) Sprint L.P., the Company and Newco entering into the Network Agreement.

  The Convertible Preferred Stock will be initially convertible into 3,533,411 Shares of Newco Common Stock at the Closing. Based on these figures, immediately after consummation of the Offer, the Merger and the other transactions contemplated by the Investment Agreement, the Purchaser would own approximately 26.6% of the total number of issued and outstanding shares of Newco Common Stock on a fully diluted basis (that is, assuming that the UUNET Note has been converted into Shares and that all outstanding Warrants and Stock Options have been exercised, including the Convertible Preferred Stock). However, the Convertible Preferred Stock will pay dividends thereon for the first five years in the form of increases in its Liquidation Value, at a per annum rate of 3% of the Liquidation Value), which will accrue and compound quarterly in arrears, but which will accelerate in the event of a Business Combination (as defined in this Section 12) or an optional redemption of the Convertible Preferred Stock by Newco. At the Closing, the Liquidation Value will be the average of the closing price per share of Newco Common Stock for the thirty (30) trading days prior to the Closing Date. Increases in the Liquidation Value will have the effect of increasing the number of shares of Newco Common Stock which the Purchaser will receive upon conversion of the Convertible Preferred Stock. Assuming that the Convertible Preferred Stock is held by the Purchaser for the initial five year period, or the Liquidation Accretion Dividends are accelerated, the Purchaser will be entitled to receive 4,102,941 shares of Newco Common Stock upon conversion thereof. If the fully diluted number of Shares, as calculated above, were the same at that time, the Purchaser would then own approximately 28.8% of the total number of issued and outstanding shares of Newco Common Stock on that basis.

  Cash dividends at such rate are payable after five years from the Closing Date when declared by the Board of Directors of Newco out of funds legally available therefor and such dividends accumulate if not declared and paid. After the twentieth anniversary of the Closing Date, such cumulative cash dividends accrue at the rate per annum of 8% of the Liquidation Value, which rate increases annually by 200 basis points up to an maximum rate of 12% per annum. Holders of Convertible Preferred Stock are entitled to a liquidation preference upon any voluntary or involuntary liquidation, dissolution or winding up of Newco (" Liquidation Event") in an amount per share equal to the sum of (i) the average closing price per share of Common Stock for the thirty
(30) trading days preceding the Closing Date, (ii) the amount of all Liquidation Accretion Dividends that have been paid (including an amount equal to a prorated dividend for the period from the latest Dividend Accrued Date through the date of the Liquidation Event), and (iii) all accumulations of accrued but unpaid cash dividends (such sum is referred to as the Liquidation Value). Each share of Convertible Preferred Stock initially converts into less than one share of Newco Common Stock, subject to antidilution adjustments, but increases to a one-for-one conversion (subject to certain antidilution adjustments) over a five-year period.

  At Newco's option, the shares of Convertible Preferred Stock are redeemable after the third anniversary of the Closing Date at a redemption price initially of 103% of the Liquidation Value and decreasing to 100% of Liquidation Value by Newco's 2004 fiscal year. The holders of Convertible Preferred Stock may elect two directors to the Board of Directors of Newco for so long as they hold 20% or more of Newco's fully diluted shares outstanding (subject to adjustment for certain dilutive events) and one director for so long as they hold 10% of such outstanding shares (subject to adjustment for certain dilutive events). Otherwise, the Convertible Preferred Stock is non-voting except in the limited circumstances when required under the DGCL.

SIP SUBSCRIBERS

  Pursuant to the Investment Agreement, concurrently with the Merger, Sprint L.P. will contribute to Newco all of its SIP Subscribers which at the time of the execution of the Investment Agreement was approximately 130,000 SIP Subscribers. Thereafter, the SIP Subscribers shall be subscribers of Newco, together with all rights under customer contracts and relationships related thereto. The Investment Agreement provides that if the final number of paid SIP Subscribers at Closing is less than 130,000, then Sprint L.P. will forfeit to Newco a number of shares of Convertible Preferred Stock equal to the product of (i) five, multiplied by (ii) 130,000 less the final number of paid SIP Subscribers.

MARKETING AGREEMENT

  Concurrently with the Merger, the Marketing Agreement among Sprint, Sprint L.P., Newco and the Company will become effective, whereby certain cooperation and support will be provided to each other in specified marketing matters and Sprint L.P. will grant to Newco and the Company the right to utilize certain distribution channels of Sprint. Sprint will also license the use of its brand to Newco and the Company, and Newco and the Company will agree to use such brand in conjunction with the Company's brand in the business of the Company, subject to specified terms and conditions. The Marketing Agreement applies only to the parties' activities in the 48 contiguous states of the United States (the "Territory").

  Pursuant to the Marketing Agreement, Sprint has appointed Newco and its controlled affiliates as agents to sell Sprint's long distance services and certain other telecommunications services as are agreed to by the parties. In addition, Newco has appointed Sprint and its subsidiaries as agents to sell Internet-related services offered by Newco and its controlled affiliates. The Marketing Agreement provides for a joint marketing committee.

  The Marketing Agreement also contains certain exclusivity arrangements. The Marketing Agreement restricts Sprint and its controlled affiliates from promoting, advertising, marketing, co-branding, packaging, bundling, developing, offering or selling, or entering into any express or tacit agreement to permit its name to be used in connection with, a set of Internet-related products and services (whether as a series of individual products and services or as an integrated grouping or package of products and services) that is the same as or substantially similar to the Company's core Internet service package (the "Core Internet Application Set"), as in effect from time to time, other than as offered by Newco and its controlled affiliates. Sprint and its controlled affiliates further agree that they will not bid on, acquire or directly or indirectly own, manage, operate, join, control or finance, or participate in the management, operation, control or financing of, any provider of any set of Internet-related products and services that is the same as or substantially similar to the Core Internet Application Set (as in effect from time to time). The Marketing Agreement specifies that these exclusivity restrictions do not restrict Sprint and its controlled affiliates from (i) appointing one or more other Internet service providers ("ISP's") as Sprint's agents for the sale of its branded long distance services and telecommunications services so long as the Internet-related services provided by such ISP are not billed on an integrated basis with any services provided by Sprint, (ii) providing Internet service packages that are designed primarily for large corporate accounts and offering enhanced features that are not included in the Core Internet Application Set and (iii) offering or selling individual components that are included in the Core Internet Application Set so long as the Company has a first right of refusal to provide Sprint with such elements or components.

  Newco and its controlled affiliates are restricted from promoting, advertising, marketing, co-branding, bundling, developing, offering or selling any long distance services or telecommunications services that are the same as or substantially similar to the long distance services or telecommunications services offered by Sprint and its controlled affiliates, other than as offered by Sprint and its controlled affiliates. Newco and its controlled affiliates are further prohibited from bidding on, acquiring or directly or indirectly owning, managing, operating, joining, controlling or financing, or participating in the management, operation, control or financing of, or acting as an agent or representative for, or entering into any express or tacit agreement to permit its name to be used in connection with, or permit its Internet services to be marketed, sold or distributed by, any "Material Provider" of long distance services or telecommunication services other than Sprint and its controlled affiliates. A business or entity is deemed to be a "Material Provider" of long distance services or telecommunications services if such business or entity (together with its affiliates) derives from the sale of long distance services and certain telecommunications services (i) more than 5% of its gross revenues in any fiscal year or (ii) more than $25 million of gross revenues in any fiscal year. The exclusivity restrictions will restrict Newco and its controlled affiliates with respect to PCS and cellular services only if Sprint PCS enters into sales agency relationships with Newco and its controlled affiliates on the terms set forth in the Marketing Agreement. Newco and its controlled affiliates are not prohibited from (i) continuing to offer a co-branded Core Internet Application Set under currently existing agreements (subject to certain restrictions), (ii) offering Internet telephony services under certain circumstances, provided that Sprint has the first right to provide that service at such time as it has developed an Internet telephony product and (iii) selling ATM and frame relay telecommunications services of a third party for the sole purpose of providing access to the public Internet.

  Sprint and its controlled affiliates will seek to generate customers for the Company's Core Internet Application Set through Sprint's customer base and its third party marketing channels. The Company will pay Sprint varying amounts for each customer generated by Sprint. In addition, Sprint is obligated to pay varying shortfall amounts if Sprint fails to generate a minimum number of new subscribers per year for the Core Internet Application Set in any year during the five-year period commencing September 1, 1998. Newco and its controlled affiliates will seek to generate customers for Sprint's long distance and other telecommunications services from the users of its Core Internet Application Set. Newco and its controlled affiliates will be entitled to payment from Sprint of a market rate commission based on the monthly revenue generated from such customers.

  The Company and Sprint have agreed to negotiate a billing and collection agreement for integrated billing services for Sprint's long distance and telecommunications services and the Company's Internet services. The Company will also cooperate with Sprint in developing Internet-related developments and enhancements that are requested by Sprint.

  Sprint and the Company have agreed to use the "EarthLink-Sprint" co-brand in all of Sprint's marketing, advertising and other similar material relating to or referencing any of the Company's Internet services and in all of the Company's marketing, advertising and other similar material used to promote and offer for sale or otherwise relating to its Internet services and/or Sprint's long distance services and telecommunications services. Each party has extended to the other a non-exclusive, royalty-free, non-transferable license to use its brand in the Territory to the extent described above.

  The Marketing Agreement has a 10-year term and may be extended by either party for an additional five years. The Agreement is subject to early termination upon the occurrence of certain events, including (i) a change of control of Sprint or Newco, (ii) a business combination between Sprint and an entity engaged in a business that is competitive with the Company's Core Internet Application Set, (iii) the termination of the Governance Agreement under certain circumstances and (iv) a material breach by either party that is not cured after notice. Upon termination of the Marketing Agreement under the circumstances described in clause (ii) above, Sprint will be required to pay a termination fee to the Company, which will equal $60 million if such termination occurs during the first two years following the Merger, dropping to $36 million on the day following the second anniversary of the Merger and thereafter declining on a daily pro rata basis to zero on and after the fifth anniversary of the Merger. In case of such termination, Sprint must also pay an additional fee (up to a maximum of $17.5 million, but declining to zero after five years) to compensate the Company for the loss of customers that would have been generated for the Company through Sprint's marketing channels. The termination fee described above represents the sole amount that will be payable by either party upon a termination of the Marketing Agreement, except for payment obligations accrued prior to termination and damages from the party's breach of the Marketing Agreement.

NETWORK AGREEMENT

  Concurrently with the Merger, the Network Agreement between and among Sprint L.P., Newco and the Company will become effective, whereby Sprint L.P. agrees to provide, and Newco and the Company agree to utilize, certain dial-up Internet access Ports ("Ports") for use by the Company's Internet dial-up access customers. The Network Agreement provides for the provision of a minimum number of Ports together with the option for the Company to order an additional quantity of Ports over the initial minimum term of four years.

  The Network Agreement sets forth the schedule for implementation of service in locations and in such quantities as agreed to by the parties. The Network Agreement also specifies the rates and charges for the use of the Ports during the initial term and a process for negotiating continued use of the Ports beyond the initial term. The Network Agreement describes the performance parameters associated with the Ports and allocates responsibilities for network and customer support activities between the parties. In addition, the Network Agreement specifies other commercial terms customarily found in network service agreements, such as payment terms, force majeure and governing law.

CONVERTIBLE DEBT FINANCING

  Concurrently with the Merger, the Credit Agreement will become effective. Sprint will initially provide up to $25 million in debt financing to be evidenced by the Convertible Notes. Each year after the Closing Date, the aggregate amount that Sprint is obligated to advance is increased by $25 million to a maximum of $100 million on a cumulative basis. The Convertible Notes are convertible into shares of Newco Common Stock at a conversion price of 130% of the average market price (i.e., the closing sale price over a 30 trading day period) at the time a particular Convertible Note is issued to evidence an advance under the Credit Agreement. The Convertible Notes bear interest at a rate equal to 6% per annum.

  Sprint's obligation to make advances under the Credit Agreement terminates upon the earlier of (i) the fifth anniversary of the Closing Date, (ii) acceleration of the indebtedness evidenced by the Convertible Notes upon an Event of Default (as defined below), (iii) consummation of a Business Combination (as defined below), or (iv) termination of the Marketing Agreement pursuant to certain provisions thereof. An Event of Default shall occur if (i) there is a breach or there are breaches of any of the representations or warranties unless such breach or breaches would not in the aggregate have a Material Adverse Effect on Newco, the Company and their subsidiaries, taken as a whole, (ii) nonpayment of principal or interest within fourteen (14) days after the same becomes due, (iii) a breach of certain financial and other covenants, and in certain cases, a failure to cure such breach within the applicable cure period, (iv) a default by Newco or the Company in any agreement or agreements under which indebtedness in excess of $5 million was created, or the occurrence of any other event or existence of any condition, the effect of any of which causes, or permits the holder of such indebtedness to cause, such indebtedness to become due prior to its stated maturity, or any such indebtedness shall be declared due and payable prior to the stated maturity thereof, (v) Newco or the Company files for relief under bankruptcy, receivership, or similar laws, or fails to contest any involuntary petition in bankruptcy filed with regard to Newco or the Company, (vi) any condemnation of a substantial portion of the property of Newco or the Company, or (vii) Newco or the Company fails within thirty (30) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in excess of $1 million; which are not stayed on appeal or otherwise contested in good faith. "Material Adverse Effect" is defined to mean any change or effect having a material adverse effect (or any development as to which there is a substantial likelihood, insofar as can be foreseen, that would have such an effect) on the business, properties, assets, condition (financial or otherwise), or results of operations of the Company, Newco, Newco Sub, Sprint, Sprint L.P. and Sprint's subsidiaries, as the case may be.

ACQUISITION PROPOSALS

  The Investment Agreement provides that prior to the Closing the Company will not, nor will it authorize or permit any officer, director or employee, or any investment banker, attorney or other advisor or representative, of the Company or any of its subsidiaries to (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. However, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of outside counsel, the Company may, (A) in response to an unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person, (B) upon receipt by the Company of an Acquisition Proposal, following delivery to the Purchaser of the required notice, participate in negotiations regarding such Acquisition Proposal and (C) modify or withdraw its recommendation that the stockholders of the Company accept the Offer or its recommendation to such stockholders that they vote in favor of the transactions contemplated by the Investment Agreement. Neither the Company nor its Board of Directors may, under any circumstances, (A) terminate the Investment Agreement or any of the Ancillary Agreements or withdraw its approval of such agreements, or (B) approve or authorize the solicitation, initiation or encouragement of additional Acquisition Proposals.

  In addition to the obligations of the Company set forth in the preceding paragraph, the Investment Agreement provides that the Company shall promptly advise the Purchaser of the existence of any request for information or of any takeover proposal, or any inquiry with respect to, or which could lead to, any Acquisition Proposal.

  The Investment Agreement further provides that the Company shall not take any action that would enhance the ability of any other person proposing a takeover proposal to obtain the approval of the Company's stockholders or otherwise consummate such Acquisition Proposal without also taking a comparable action that would similarly enhance the ability of the Purchaser to obtain any necessary approval of the Company's stockholders of, and otherwise to consummate, the transactions contemplated in the Investment Agreement and the Ancillary Agreements or an alternative transaction initiated by the Purchaser and concurrently withdrawing any impediments thereto that do not similarly impede such other person.

  The Investment Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act.

TRANSACTION COSTS

  The Investment Agreement provides that all fees and expenses incurred in connection with the Offer, the Investment Agreement and the transactions contemplated thereby and the Ancillary Agreements shall be paid by the party incurring such fees or expenses, whether or not the Offer or other transactions contemplated by the Investment Agreement are consummated. However, one-half of the reasonable out-of-pocket expenses incurred by the Company in preparing the Proxy Statement and the S-4 Registration Statement, printing and mailing the Proxy Statement, the Commission filing fees for the S-4 Registration Statement and in holding the special meeting of Company stockholders to approve the Merger shall be paid by the Purchaser.

CONDUCT OF BUSINESS BY THE COMPANY

  The Investment Agreement provides that during the period from the date of the Investment Agreement to the Closing Date, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and other employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors, joint ventures and others having business dealings with it except to the extent that the failure to do so would not have a Material Adverse Effect on the Company. In addition, during the period from the date of the Investment Agreement to the Closing Date, the Company shall not, without first consulting with the Purchaser take certain material actions relating to, among other matters, dividends, acquisitions, dispositions, capital issuances or changes in capital structure, research and development agreements, incurrence of indebtedness, capital expenditures and satisfaction of claims.

TERMINATION OF THE INVESTMENT AGREEMENT

  The Investment Agreement may be terminated at any time prior to the Closing Date (i) by mutual written consent of the parties thereto, (ii) by any of the parties if the Offer has not been consummated on or before June 15, 1998,
(iii) by the Purchaser and Sprint L.P. if any of the conditions to the obligations of the Purchaser and Sprint L.P. with respect to Offering shall have become incapable of fulfillment, and shall not have been waived by the Purchaser, or (iv) by the Company, Newco and Newco Sub if any of the conditions precedent to Sprint's right to consummate the Offer shall have become incapable of fulfillment and shall not have been waived by the Company, Newco and Newco Sub.

REPRESENTATIONS AND WARRANTIES

  The Investment Agreement contains various customary representations and warranties made by the parties thereto which will not survive the Closing except for survival thereof for 24 months in the case of fraud or willful material breaches of such representations and warranties.

THE GOVERNANCE AGREEMENT

GENERAL

  In connection with the Investment Agreement, Sprint, Sprint L.P., Newco and the Company entered into the Governance Agreement, which will take effect upon the Closing. The Governance Agreement establishes certain terms and conditions concerning the corporate governance of Newco, the acquisition and disposition of equity securities of Newco ("Equity Securities") by Sprint, Sprint L.P. and any of their respective affiliates (collectively, "Affiliated Equity Holders"), the rights of Sprint to make offers to purchase all of the outstanding securities of Newco not owned by Affiliated Equity Holders and the rights of the Board of Directors of Newco to receive and entertain offers to effect "Business Combinations" (as defined below), all as more particularly described in the Governance Agreement. The following summary is qualified in its entirety by the express terms of the Governance Agreement, which has been filed with the Commission as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1.

CORPORATE GOVERNANCE

  The Governance Agreement establishes that the fundamental policies and strategic direction of Newco, the Company and any significant subsidiary of Newco will be determined by their respective Boards of Directors. Consistent with the voting rights granted to the holders of Convertible Preferred Stock, the Governance Agreement provides for two individuals to be designated as "Investor Directors." Similarly, following conversion of the Convertible Preferred Stock into Newco Common Stock, Newco and the Company are obliged to elect the individuals designated as "Investor Directors" to their respective Boards of Directors. In addition, the Governance Agreement permits one Investor Director to participate on any Strategic Business Planning Committee, Finance Committee or other significant committee of the Board of Directors of Newco, the Company or any significant subsidiary, to the extent those committees exist. If there is no such committee, the Governance Agreement allows Sprint a reasonable opportunity to review and discuss Newco's strategic and business plans and financing plans with the management of Newco prior to the submission of any such plan to the Board of Directors, and to receive advance copies of information and materials to be provided to the Board of Directors with respect to such matters. Notwithstanding the foregoing, no Investor Director is entitled to participate on any committee of the Board of Directors of Newco, the Company or any significant subsidiary created for the purpose of considering a Business Combination or any matter related thereto (including a "Sprint Offer" or a "Qualified Offer," as described in more detail below), or to participate in the Board's deliberations with respect to any of the foregoing. Consistent with the terms of the Convertible Preferred Stock, Sprint is entitled to two Investor Directors for so long as it holds 20% or more of Newco's fully diluted shares outstanding (subject to adjustment for certain dilutive events, the "Higher Threshold"), and one Investor Director for so long as it holds 10% or more of Newco's fully diluted shares outstanding (subject to adjustment for certain dilutive events, the "Lower Threshold").

  At such time as the Convertible Preferred Stock has been converted into Newco Common Stock, the Governance Agreement obligates Newco to use its best efforts to solicit from its stockholders proxies in favor of Sprint's Investor Director nominees. The Governance Agreement also obligates the Affiliated Equity Holders to vote in favor of any other nominee or director selected by the Board of Newco in accordance with the agreement. The voting obligations of Affiliated Equity Holders under the Governance Agreement are supported by an "Irrevocable Proxy" granted by Sprint and Sprint L.P. to Newco and the Company. See "--Irrevocable Proxies."

  For so long as "Sprint's Percentage Interest" (a term that measures Sprint's equity stake in Newco, including its ownership of both Newco Common Stock and Convertible Preferred Stock, as a percentage of Newco's fully-diluted stock outstanding) is greater than the Lower Threshold, Newco is prohibited from taking or authorizing certain actions without the concurrence of all Investor Directors serving in such capacity at that time. These actions include (i) the execution or performance of any "Discriminatory Transaction" (as defined below); (ii) the issuance of any class or series of stock of Newco that provides for voting rights in excess of one vote per share; (iii) certain events involving the dissolution or liquidation of Newco or any subsidiary thereof, or the commencement by or with respect to Newco or any subsidiary thereof of certain bankruptcy or bankruptcy-related events or proceedings;
(iv) the conduct by Newco or any significant subsidiary of business substantially outside its current general field of enterprise; or (v) the issuance by Newco of "Transaction Securities" (Equity Securities of Newco issued in connection with joint ventures, strategic alliances, acquisitions, mergers and other business combination transactions) representing (A) in any twelve-month period, in one or more transactions, 50% or more of the number of shares of Newco Common Stock outstanding prior to giving effect to such issuances, or (B) in any one transaction, 35% or more of the number of shares of Newco Common Stock outstanding prior to giving effect to such issuance.

  The term "Discriminatory Transaction" is defined in the Governance Agreement as any transaction or corporate action that would (i) impose limitations on the legal rights of any Affiliated Equity Holder as a stockholder of Newco,
(ii) deny any benefit to any Affiliated Equity Holder, proportionately as a holder of any class of voting Equity Securities, that is made available to other holders, or (iii) otherwise materially adversely discriminate against any Affiliated Equity Holders as stockholders of Newco. However, excepted from the definition of Discriminatory Transactions are various transactions, including (A) the adoption and implementation by Newco of a Stockholders' Rights Plan, (B) the adoption and implementation by Newco of a classified Board of Directors, (C) a Business Combination if in that transaction (x) neither the Liquidation Value nor the Conversion Price of the Convertible Preferred Stock is changed, and (y) upon consummation of such transaction, the holders of Convertible Preferred Stock are offered the right to receive consideration at the same times, in the same amount and the same form per share as all other holders of Newco Common Stock, (D) any transaction having a discriminatory effect against any Affiliated Equity Holder that occurs as a result of a material breach or violation by any such holder of the Governance Agreement, and (E) the execution by Newco, the Company or any significant subsidiary of a definitive agreement with respect to a Business Combination, if such agreement meets certain requirements set forth in the Governance Agreement. See "--Purchases of Additional Equity Securities; Business Combinations."

EQUITY PURCHASES FROM THE COMPANY; SUBSCRIPTION RIGHTS

  So long as Sprint's Percentage Interest is greater than an amount defined as the "Top-Up Threshold" (20%, subject to adjustment for certain dilutive events and for Newco's incurrence of indebtedness under the

Convertible Debt Financing), the Affiliated Equity Holders have certain anti-dilution and subscription rights set forth in Article III of the Governance Agreement. In addition to their rights to subscribe for stock of Newco directly from Newco, Sprint may effect its rights under Article III by making purchases of Equity Securities at any time from any person other than Newco as long as, after giving effect to such purchases, Sprint's Percentage Interest is less than or equal to the "Pro Rata Share," a formula that limits the maximum equity stake in Newco that the Affiliated Equity Holders may have. The Pro Rata Share, which adjusts only upon the incurrence of indebtedness by Newco under the Convertible Debt Financing, has been established, as of the date of the Governance Agreement, at an amount equal to .278.

  Upon proposing to issue "New Securities" (other than New Securities that are "Transaction Securities"), if Sprint's Percentage Interest is greater than the Top-Up Threshold, Newco must provide Sprint written notice of its intent to effect such issuance at least five business days prior to the date on which the meeting of the Board is to be held to authorize such issuance. For a period of ten business days after Sprint's receipt of such notice, Sprint has the right to purchase the Pro Rata Share of such issuance and, if it does so, the Equity Securities offered pursuant to such notice shall be issued and sold to Sprint by Newco at the same times and on the same terms and conditions as the New Securities are issued and sold to third parties. If for any reason the issuance of such New Securities to third parties is not consummated, Sprint's right to purchase its Pro Rata Share of such issuance shall lapse.

  As noted above, Sprint's general subscription rights do not apply to the issuance of Transaction Securities. However, if Newco determines that Sprint's Percentage Interest has decreased by .05 or more as a result of issuances of Transaction Securities, Newco must notify Sprint of such event. In addition, not later than the second anniversary of Sprint's receipt of that notice (the "Window Period"), Newco is obligated to make written offers (each, a "Primary Share Offer") to Sprint to purchase, in the aggregate, a number of shares sufficient to enable Sprint to bring Sprint's Percentage Interest up to the amount in effect prior to the issuances of Transaction Securities. The number of shares Newco is obligated to offer pursuant to such provision is defined in the Governance Agreement as the "Available Top-Up Shares" and the aggregate number of Available Top-Up Shares resulting from all issuances of Transaction Securities is defined as the "Aggregate Number of Top-Up Shares." Sprint may accept a Primary Share Offer within five business days of its receipt thereof, and the offer is to be made at a purchase price equal to an average stock price for Newco Common Stock for the ten trading days prior to the date of such issuance, less the underwriting discount applied in the most recent underwritten offering of Newco Common Stock.

  If Newco determines that Sprint's Percentage Interest has decreased by .10 or more solely as a result of the issuance of Transaction Securities (after giving effect to any and all Primary Share Offers), the Window Period shall be accelerated such that Newco shall be obligated to make one or more Primary Share Offers with respect to not less than the Aggregate Number of Top-Up Shares, as then calculated, at the earlier of (i) the expiration of the Window Period, as determined above, or (ii) six months after the date Sprint receives notice to that effect from Newco. Notwithstanding anything else in the Governance Agreement to the contrary, in no event is Newco obligated to make Sprint a Primary Share Offer that, after giving effect to such transaction, would cause Sprint's Percentage Interest to exceed the Pro Rata Share.

  In addition, with respect to a purchase of New Securities pursuant to
Article III of the Governance Agreement, Sprint may, at its option, purchase New Securities in the form of "Alternative Securities" convertible into the applicable number of shares of Newco Common Stock. "Alternative Security" is defined as a new series of Preferred Stock having terms that are structured and priced in the same manner as the Convertible Preferred Stock. Such terms are determined, if applicable, by reference to the average stock price for a share of Newco Common Stock for the 30 trading days prior to the date of issuance of such Alternative Securities. Sprint's purchase of New Securities in the form of Alternative Securities are limited (i) to not more than 75% of any issuance of New Securities from the Closing to the second anniversary thereof, (ii) to not more than 66.67% of any issuance of New Securities after the second anniversary of the Closing until the third anniversary thereof and (iii) after the third anniversary, Newco is not obligated to issue any New Securities in the form of Alternative Securities.

STANDSTILL PROVISIONS

  The Governance Agreement sets forth certain "Standstill Provisions" applicable to Affiliated Equity Holders. These Standstill Provisions are summarized below. See "--Effectiveness; Termination; Survival" for additional information concerning the survival of the Standstill Provisions following termination of the Governance Agreement.

  Except for purchases of shares and related activities by Sprint otherwise permitted under the Governance Agreement, the Affiliated Equity Holders may not, directly or indirectly, (i) acquire, offer to acquire or agree to acquire any Equity Securities, or any equity securities of any subsidiary of Newco, or material assets of Newco or any subsidiary or division of Newco; (ii) make or participate in any "solicitation" of proxies or otherwise seek to influence any person with respect to the voting of any voting Equity Securities of Newco; (iii) make any public announcement with respect to, or submit a proposal for, or offer to effect any purchase of any significant portion of the assets of Newco or any subsidiary or division of Newco, any tender or exchange offer for any Equity Securities of Newco, or a merger, consolidation or other extraordinary transaction involving Newco or any of its Equity Securities; (iv) form, join or in any way participate in a "group" as defined in Rule 13d-5(b) under the Exchange Act; or (v) request Newco or any of its representatives to amend or waive any provision of the foregoing.

  In addition, the Affiliated Equity Holders may not, directly or indirectly, sell, transfer or otherwise dispose of any Equity Securities except (i) pursuant to a registered underwritten public offering in accordance with the Registration Rights Agreement, (ii) in accordance with Rule 144 under the Securities Act, (iii) to any direct or indirect subsidiary of Sprint and (iv) in a transaction effected in accordance with the so-called "Section 4(1 1/2)" exemption under the Securities Act. In addition, notwithstanding the foregoing, none of the Affiliated Equity Holders may sell, transfer or otherwise dispose of any equity interest in any Equity Securities to any purchaser or group of purchasers if, after giving effect to such sale, such purchaser or group of purchasers would, to Sprint's knowledge, own, or have the right to acquire, 5% or more of the Equity Securities then outstanding, except to any person that is not obligated (or would not, by virtue of such purchase, reasonably be anticipated to be obligated) to file a Schedule 13D with the Commission pursuant to each of paragraphs (b) and (e) of Rule 13d-1 under the Exchange Act.

PURCHASES OF ADDITIONAL EQUITY SECURITIES; BUSINESS COMBINATIONS

  Following the 39-month anniversary of Closing and prior to the 63-month anniversary of Closing (the "Right to Offer Period"), Sprint shall have the right to make a "Sprint Offer," by offering to purchase all (but not less than all) of the outstanding Equity Securities that it does not already own at a price per share equal to the per share price determined by dividing the "Fair Private Market Value" by the total number of shares of Newco Common Stock outstanding on a fully-diluted basis. The "Fair Private Market Value" is defined as the aggregate private market equity value (including control premium) that an unrelated third party would pay if it were to acquire all of Newco's outstanding Equity Securities (including Equity Securities held by Affiliated Equity Holders) in an arm's length transaction, assuming (i) that all credible buyers are given an equal opportunity by Newco to make and effectuate an Acquisition Proposal with respect to Newco, (ii) the absence of any commercial relations between Newco and the Company, on the one hand, and Sprint and its affiliates, on the other hand, and (iii) the absence of any ownership stake in Newco by Affiliated Equity Holders. The Fair Private Market Value is to be determined as follows.

  The respective Boards of Newco and Sprint shall negotiate the amount of the Fair Private Market Value to be paid pursuant to the Sprint Offer. In the event the two parties are unable to agree on this amount, within 30 days after submission of the Sprint Offer to the Board, the parties shall agree to be bound to the valuation arrived at pursuant to the following formula: (i) two appraisals shall be made by recognized investment banks, one selected by each of Sprint and Newco (the "Initial Values"), (ii) if the lower of the Initial Values is more than 10% less than the higher, a third independent valuation will be made by an investment bank jointly selected by Newco and Sprint (the "Independent Valuation"); otherwise, the Fair Private Market Value shall be the average of the Initial Values; and (iii) if the Independent Valuation is greater or less than the average of the Initial Values by more than 5%, the Fair Private Market Value shall be deemed to equal the average of the two closest valuations. If the Independent Valuation does not differ by such amount, it shall be the Fair Private Market Value.

  A Sprint Offer shall not be subject to any financing contingency, and shall be reflected in a form of definitive agreement that Sprint is prepared to execute. The conditions to consummation of the Sprint Offer and the representations and warranties set forth therein shall be reasonable and customary for transactions in which a similarly situated stockholder offers to purchase all of the Equity Security not held by such stockholder or its affiliates.

  The Board of Directors of Newco shall have a one-time right, exercisable within 14 days after receipt of the Sprint Offer, to postpone the making of that offer for nine months. Upon exercise of such right, Sprint is obligated to withdraw the Sprint Offer for a period of nine months, provided that (i) the Right to Offer Period shall be extended to the 72-month anniversary of Closing and (ii) the exercise by Newco of its postponement right shall not limit Sprint's right to respond to a "Third-Party Offer" as set forth below.

  In addition, upon the determination of the amount of the Fair Private Market Value, Sprint shall be obligated to commence and effectuate the Sprint Offer, provided that Sprint shall have a one-time right, exercisable within 14 days after receipt of the determination of Fair Private Market Value, to determine not to proceed to make such Sprint Offer. There are, however, certain limitations on Sprint's exercise of this "Walk-Away Right." If Sprint does not exercise such right, the Board of Directors of Newco shall, unless an "Intervening Offer" (as defined below) is then outstanding, (i) support the Sprint Offer by approving and recommending it to Newco's stockholders and (ii) cause Newco to take all steps reasonable and necessary to facilitate consummation of such Sprint Offer. However, at such time as a "Third-Party Offer" shall constitute an Intervening Offer, Sprint shall be released from its obligation to commence and effectuate the Sprint Offer, and Newco shall be released from its obligation to support and facilitate consummation of the Sprint Offer. If the Intervening Offer is undertaken in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option to purchase from all Affiliated Equity Holders, at the tender offer price, in the aggregate, a "Specified Number of Equity Securities" (a number of Equity Securities owned by Affiliated Equity Holders equal to the proportion of Equity Securities held by unaffiliated equity holders and tendered into or voted for a competing Business Combination), less the number of Equity Securities that have already been tendered to such offeror. In addition, if the Intervening Offer (or a related matter) must be approved by the stockholders of Newco in order for such offer to be effectuated, the Affiliated Equity Holders are obligated to cast in favor of the Intervening Offer (and such related matters) such number of votes as is equal to the Specified Number of Equity Securities, provided that the Business Combination does not constitute a Discriminatory Transaction. Affiliated Equity Holders are not entitled to exercise rights of appraisal with respect to any Business Combination effected in connection with an Intervening Offer.

  The Governance Agreement defines an Intervening Offer as an offer for aggregate consideration reasonably determined in good faith by the Board of Newco to be in excess of the aggregate consideration proposed to be paid by Sprint in a Sprint Offer or a "Qualified Offer" by Sprint (as defined below), as applicable. The conditions to consummation of an Intervening Offer and the representations, warranties and covenants set forth in the Intervening Offer shall be customary for a transaction of that type.

THIRD-PARTY OFFERS

  Newco is obligated to provide Sprint with prompt written notice of its receipt of a bona fide, written offer to effect a Business Combination from a third party ("Offer"). Upon receipt of such Offer, the Board is to determine whether it intends to recommend that offer to the stockholders (a "Recommended Third-Party Offer") or that such offer is not in the best interests of Newco's stockholders, in which event it intends not to recommend such offer to the stockholders (a "Non-Recommended Third-Party Offer" and, together with a Recommended Third-Party Offer, a "Third-Party Offer").

  For a period of ten days following the giving of notice of receipt of an Offer, Newco may not enter into a definitive agreement with respect to that Offer. Sprint has an option to make a "Qualified Offer" with respect to either
(i) an Offer that is a Recommended Third-Party Offer or (ii) an Offer that is a Non-Recommended Third-Party Offer if the Board of Sprint reasonably determines that the conditions to the Non-Recommended Third-Party Offer are reasonably likely to be satisfied and the Offer consummated. A "Qualified Offer" is defined as an offer made by an Affiliated Equity Holder to acquire all of the Equity Securities not already owned by the Affiliated Equity Holders at a price per share in excess of the equivalent per share price set forth in a Third-Party Offer or an Intervening Offer, as the case may be. A Qualified Offer shall be reflected in a form of definitive agreement that Sprint is prepared to execute, and the conditions to consummation of such offer and the representations, warranties and covenants set forth in it shall be customary for transactions in which a similarly situated stockholder offers to purchase all of the Equity Securities not held by such stockholder and may not, in any event, be more onerous in any material respect than those set forth in the Third-Party Offer or the Intervening Offer, as the case may be.

  Newco may not adopt any takeover defenses, enter into any agreement or take any other action in connection with a Recommended Third-Party Offer that would materially impair Sprint's ability to make and consummate a Qualified Offer or materially increase Sprint's cost of consummating a Qualified Offer. However, notwithstanding the foregoing, Newco is permitted to enter into a definitive agreement with respect to a Recommended Third-Party Offer that provides for a termination fee not to exceed 3% of the consideration to be received per share of Newco Common Stock multiplied by the number of shares of Newco Common Stock outstanding on a fully diluted basis (less the number of shares beneficially owned by the offering party), plus customary fees and expenses. Nevertheless, the definitive agreement with respect to such Recommended Third-Party Offer must provide that such fees and expenses shall not be payable if Sprint makes a Qualified Offer within 72 hours of the first public announcement of such Recommended Third-Party Offer.

  If Sprint has the option to make a Qualified Offer and does so more than five days prior to the date of a stockholders' meeting held to consider a Third-Party Offer or an Intervening Offer, the Board of Directors shall, unless an Intervening Offer is then outstanding, support the Qualified Offer by approving and recommending it to Newco's stockholders and cause Newco to take all steps reasonable and necessary to facilitate consummation of the Qualified Offer. However, at such time as a Third-Party Offer made subsequent to a Qualified Offer shall constitute an Intervening Offer, Newco's obligations to support and facilitate a Qualified Offer shall terminate and Newco shall be free to consider and act upon such Intervening Offer. Sprint is nonetheless entitled, at any time prior to consummation of the Intervening Offer, to make another Qualified Offer, and in such event, the most recent Third-Party Offer shall cease to constitute an Intervening Offer.

  If a Recommended Third-Party Offer or an Intervening Offer is undertaken in the form of a tender offer, at the consummation of such tender offer, the offeror shall have an option, to purchase from all Affiliated Equity Holders, at the tender offer price, in the aggregate, a Specified Number of Equity Securities, less the number of Equity Securities that have already been tendered to such offeror. In addition, if a Recommended Third-Party Offer or an Intervening Offer, as the case may be (or a related matter) must be approved by the stockholders of Newco in order for such offer to be effectuated, the Affiliated Equity Holders are obligated to cast in favor of such offer (and such related matter) such number of votes as is equal to the Specified Number of Equity Securities, provided that the Business Combination does not constitute a Discriminatory Transaction. Affiliated Equity Holders are not entitled to exercise rights of appraisal with respect to any Business Combination effected in connection with a Recommended Third-Party Offer or Intervening Offer.

  The Governance Agreement defines "Business Combination" to mean a transaction, undertaken in any form whatsoever, involving (i) the purchase or acquisition of Equity Securities if the consummation of such transaction would result in the purchaser beneficially owning 35% or more of the Equity Securities outstanding, or (ii) a merger, consolidation, combination or other extraordinary transaction with respect to Newco in which, upon consummation thereof, the shareholders or owners of the other entity that is a party thereto, or the controlling persons thereof, would acquire beneficial ownership of 50% or more of the Equity Securities outstanding. The term Business Combination includes a "Significant Sale," which means the sale of assets of Newco or any subsidiary or the sale of capital stock of any subsidiary by Newco, in any such case, for which the consideration proposed to be paid in such transaction represents 35% or more of the market capitalization of Newco on the date that Newco agrees to such sale.

SOLICITATION OF OFFERS

  From the Closing Date until the earlier of the 27-month anniversary of such date or the termination of the Governance Agreement in accordance with its terms, Newco may not, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any "Acquisition Proposal" (as defined below), or
(ii) participate in any discussions or negotiations regarding, or take any action that may reasonably be expected to lead to any Acquisition Proposal. However, to the extent required by the fiduciary obligations of the Board of Directors, as determined in good faith by the Board based on the advice of outside counsel, Newco may (A) furnish information in response to any unsolicited requests therefor and discuss such information, (B) upon receipt by Newco of an Acquisition Proposal, following delivery to Sprint of notice thereof, participate in negotiations regarding such Acquisition Proposal and
(C) enter into an agreement respecting such Acquisition Proposal or any related agreements or take any other action ancillary thereto.

  After the 27-month anniversary of the Closing Date until the 39-month anniversary thereof or the termination of the Governance Agreement in accordance with its terms, Newco may not, directly or indirectly, take any of the actions identified in the prior paragraph except through an investment banking firm formally engaged by Newco for such purpose; provided, that, 30 days prior to so engaging such investment banking firm for that purpose, Newco shall notify Sprint of its intention to effect such engagement, and Sprint shall be permitted to prepare and make a Sprint Offer for so long as such investment banking firm remains engaged by Newco for that specific purpose. Subject to the terms and conditions of the Sprint Offer and unless an Intervening Offer is then outstanding, Sprint is entitled to pursue any such Sprint Offer for so long as necessary to permit it to be consummated. Newco is obligated to furnish Sprint with copies of all information provided by Newco to such investment banking firm at the time such information is provided to such firm, subject to Sprint entering into a customary confidentiality agreement with respect to that information.

  The Board of Directors of Newco is obligated to (i) promptly notify Sprint in writing of (A) its receipt of an Acquisition Proposal, (B) any inquiries or discussions that may reasonably be expected to lead to an Acquisition Proposal, (C) the execution by Newco of a confidentiality agreement with respect to an Acquisition Proposal or (D) the furnishing of any confidential information in contemplation of an Acquisition Proposal, whether or not pursuant to a confidentiality agreement; (ii) describe the terms and conditions of any Acquisition Proposal in reasonable detail; (iii) provide to Sprint copies of any definitive agreements with respect to any Acquisition Proposal and any confidentiality agreements with respect thereto; and (iv) subject to Sprint's obligation to hold such information in strict confidence, make available to Sprint all information made available to the party making the Acquisition Proposal at the same time it is provided to such party.

  An "Acquisition Proposal" means any proposal for a tender or exchange offer, a merger, consolidation, share exchange or other business combination, in which Newco is a constituent party to such transaction, or a sale of securities (other than Transaction Securities), recapitalization, liquidation, dissolution or similar transaction involving Newco, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities (with the acquisition of beneficial ownership of 20% or more of the voting Equity Securities being deemed to be material for this purpose) or assets of, Newco. In addition, a "Material Sale," defined as any proposal involving the sale of assets of Newco or any subsidiary or the sale of capital stock of any subsidiary, in any such case, for which the consideration proposed to be paid in such transaction represents 20% or more of the market capitalization on the date that Newco receives such proposal, is also defined as an Acquisition Proposal.

  Subject to certain exceptions, Newco is obligated under the Governance Agreement not to take any action or omit to take any action that would result in (i) any Affiliated Equity Holder being deemed an "Acquiring Person" or similar designation under any Stockholders' Rights Plan, (ii) any Affiliated Equity Holder being prejudiced under any applicable state takeover statute, including Section 203 of the DGCL, or (iii) otherwise causing any takeover defense to materially impair or obstruct, or prevent (either legally or financially) the exercise by any Affiliated Equity Holder of rights granted under Article IV of the Governance Agreement.

STOCKHOLDERS' AGREEMENT

  In connection with the Investment Agreement, Sprint and certain principal stockholders of the Company (the "Stockholders") entered into the Stockholders' Agreement, which will become effective at Closing. The Stockholders' Agreement obligates the Stockholders to support the obligations of Newco under the Governance Agreement by (i) voting all of the "Covered Shares" (as defined in the Stockholders' Agreement) in favor of a Sprint Offer or a Qualified Offer and (ii) tendering all of the Covered Shares into a tender offer initiated by Sprint to effect a Sprint Offer or a Qualified Offer, unless, in each case, an Intervening Offer is then outstanding. The term "Covered Shares" includes Shares, shares of Newco Common Stock received in the Merger and other Equity Securities. However, it does not include shares of Newco Common Stock or other Equity Securities subsequently sold by the Stockholders in accordance with the terms of the Stockholders Agreement. The name and number of Covered Shares held by each Stockholder is as follows: Sky Dayton, Chairman of the Board of Directors of the Company, 1,500,000 Shares; Quantum Industrial Partners LDC, 1,456,480 Shares; Reed Slatkin, a Director of the Company, 1,042,473 Shares; Kevin M. O'Donnell, a Director of the Company, 944,614 Shares; Sidney Azeez, a Director of the Company, 236,884 Shares; and George Soros, 214,545 Shares.

IRREVOCABLE PROXIES

  In order to provide for enforcement of the various provisions of the Governance Agreement requiring the Affiliated Equity Holders to vote voting Equity Securities in a certain manner, Sprint and Sprint L.P. have provided an Irrevocable Proxy to the Company and Newco.

EFFECTIVENESS; TERMINATION; SURVIVAL

  The Governance Agreement becomes effective at the Closing. Thereafter, the Governance Agreement terminates at the earliest of the following to occur: (i) the termination of the Investment Agreement in accordance with its terms; (ii) such time as Sprint's percentage interest is greater than 90% or less than the Lower Threshold; (iii) the expiration of the Right to Offer Period; (iv) the first date on which any Person or group as defined in Rule 13d-5(b) of the Exchange Act is determined (A) to beneficially own or control more than 35% of the Equity Securities outstanding by virtue of the acquisition of such securities pursuant to a Third-Party Offer if the rights granted and process contemplated by Article IV of the Governance Agreement have been effected in accordance with the terms thereof or (B) to beneficially own or control 50% or more of the voting Equity Securities outstanding; (v) upon the termination of the Marketing Agreement in accordance with certain of its provisions; or (vi) upon the exercise of registration rights (demand or incidental) by any "Holder" of "Registrable Securities" under the Registration Rights Agreement.

  Notwithstanding the termination of the Governance Agreement, until the sixth anniversary of the Closing Date and thereafter for as long as Sprint's percentage interest is greater than the Lower Threshold, Sprint shall still be subject to the Standstill Provisions. In addition, for so long as Sprint's Percentage Interest remains greater than the Lower Threshold, Sprint shall still have certain governance and anti-dilution rights under the Governance Agreement. In such event, the Standstill Provisions and such other provisions (as well as any definitional provisions with respect to the foregoing) shall remain in full force and effect until such time as Sprint's Percentage Interest is lower than the Lower Threshold; provided, however, that during any period in which the Standstill Provisions survive, Sprint and its affiliates may directly approach the Board of Newco in order to make an offer to effect a Business Combination.

REGISTRATION RIGHTS AGREEMENT

  The Purchaser and Newco have entered into the Registration Rights Agreement with respect to Newco Common Stock held by the Purchaser. Under the Registration Rights Agreement, the Purchaser has the right (the "Demand Registration Right") to at any time require Newco to file up to four registration statements under the Securities Act to effect the registration of Newco Common Stock held by Purchaser. This right may be exercised after 27 months following the Closing Date, but only once every nine months. Expenses relating to the exercise of the Demand Registration Right will generally be payable by Newco.

  Under the Registration Rights Agreement, the Purchaser also has the right (the "Incidental Registration Right"), with respect to any underwritten offerings, including registered offerings, of Newco Common Stock for cash proposed by Newco, to require Newco to include Newco Common Stock of the Purchaser in such offering and registration, if applicable after 27 months following the Closing Date. Incremental expenses relating to exercises of the Incidental Registration Right will generally be payable by Newco.

  In other respects, the Registration Rights Agreement contains terms that are customary to registration rights agreements of its type.

OTHER MATTERS

  Except as otherwise described in this Offer to Purchase, the Purchaser has no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving Newco or the Company, such as a merger, reorganization or liquidation involving Newco or the Company, a sale or transfer of a material amount of assets of Newco or the Company, any change in Newco's or the Company's capitalization or dividend policy or any other material change in Newco's business, corporate structure or personnel. Any plans or proposals relating thereto would be subject to the terms of the Governance Agreement, the Stockholders Agreement and the other Ancillary Agreements, as applicable. Subject to the provisions of the Investment Agreement and the Governance Agreement, the Purchaser and its affiliates reserve the right to purchase, following consummation or termination of the Offer, additional Shares from Newco, in the open market or otherwise. Any additional purchases of Newco Common Stock could be at a price greater or less than the price to be paid for the Shares in the Offer.

13. DIVIDENDS AND DISTRIBUTIONS

  During the period from the date of the Investment Agreement to the Closing Date for the transactions contemplated by that agreement, the Company is not permitted by the Investment Agreement to (i) declare or pay dividends or making other distributions in respect of its capital stock, (ii) split, combine or reclassify its capital stock, (iii) purchase, redeem or otherwise acquire any of its capital stock, or (iv) issue or sell any of its capital stock, convertible securities or warrants or other rights to acquire its capital stock, without the prior written consent of Sprint and Sprint L.P..

14. CERTAIN CONDITIONS OF THE OFFER

  The Investment Agreement sets forth the following conditions which must be satisfied before Sprint shall have an obligation, or be permitted, to consummate the Offer, which conditions can only be waived by the agreement of Sprint, Sprint L.P., the Company, Newco and Newco Sub:

    (i) the HSR Condition;

    (ii) all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Federal, state, local or foreign government or any court of competent jurisdiction; administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), the failure to obtain which would have a Material Adverse Effect on Sprint, Sprint L.P. and their respective subsidiaries, the Company, or Newco and Newco Sub, in each case, taken as a whole, shall have been filed, occurred or been obtained;

    (iii) an S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order;

    (iv) there shall not be threatened or pending by any Governmental Entity any action, suit, arbitration, inquiry, proceeding or investigation ("Action"), which has a reasonable likelihood of success, and there shall not be pending by any other person any Action which has a substantial likelihood of success (A) seeking to restrain or prohibit the acquisition by Sprint of any shares of Common Stock or any Convertible Notes or the acquisition by Sprint L.P. of any shares of Convertible Preferred Stock, the making or consummation of the Offer or the performance by any of the parties to the Investment Agreement of any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements, or seeking to obtain from the Company, Newco, Sprint or Sprint L.P. any damages that are material in relation to Sprint, Newco, the Company and their respective subsidiaries taken as a whole, (B) seeking to impose limitations on the ability of Sprint or Sprint L.P. to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock accepted or payment by Sprint pursuant to the Offer or any shares of Convertible Preferred Stock, any Convertible Notes or any Common Stock received upon conversion of either thereof, including, without limitation, the right to vote such Common Stock, Newco Common Stock and Convertible Preferred Stock on all matters properly presented to the stockholders of the Company, or Newco, as the case may be, (C) seeking to prohibit any party from exercising any of its material rights under the Investment Agreement or any Ancillary Agreements, or (D) seeking to prohibit or limit the ownership or operation by any party or its respective subsidiaries of a material portion of the business or assets of such party on a consolidated basis, or to compel any party to dispose of or hold separate any material portion of the business or assets of such party on a consolidated basis, as a result of the Offer or any of the other transactions contemplated by the Investment Agreement or the Ancillary Agreements;

    (v) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the transactions contemplated by the Investment Agreement or by the Ancillary Agreements to occur by the Closing shall be in effect;

    (vi) the holders of Common Stock shall have approved the Company Stockholder Vote Matters; and

    (vii) the Investment Agreement shall not have terminated in accordance with its terms prior to the Expiration Date.

  The obligation of Sprint to consummate the Offer is conditioned upon the satisfaction of the following conditions, which conditions may be waived by Sprint and Sprint L.P.:

    (i) (A) The Board of Directors of the Company or Newco shall not have withdrawn or modified in a manner adverse to Sprint or Sprint L.P. its approval of the Offer or the other transactions contemplated by the Investment Agreement or the Ancillary Agreements, or approved any Acquisition Proposal or approved the solicitation of additional Acquisition Proposals, (B) the Company shall not have entered into any agreement with respect to any Acquisition Proposal, or (C) the Board of Directors of the Company or Newco or any committee thereof shall not have resolved to take any of the foregoing actions referred to in (A) or (B) above. "Acquisition Proposal" is defined in the Investment Agreement to mean any proposal for a tender or exchange offer, a merger, consolidation or other business combination, recapitalization, liquidation, dissolution or similar transaction involving a party to the Investment Agreement or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, or a material amount of voting securities (with the acquisition of beneficial ownership of 15% or more of such Party's voting securities being deemed to be material for this purpose) or assets of, such Party, other than the transactions contemplated by the Investment Agreement and the Ancillary Agreements;

    (ii) Each of the Company, Newco and Newco Sub shall have executed and delivered to Sprint and Sprint L.P., as the case may be, each Ancillary Agreement to which it is a party and each Ancillary Agreement shall be in full force and effect and all of the terms and conditions of each such Ancillary Agreement shall be satisfied in all material respects;

    (iii) The representations and warranties of the Company, Newco and Newco Sub set forth in the Investment Agreement shall be true and correct (A) as of the date referred to in any representation or warranty that addresses a matter as of a particular date, or (B) as to all other representations and warranties, as of February 10, 1998 and as of the Offer Acceptance Time; unless, in either the case of clause (A) or (B), the inaccuracies under such representations and warranties, would not, individually or in the aggregate, (x) have a Material Adverse Effect on the Company or Newco, (y) materially impair the ability of the Company, Newco and Newco Sub to enter into and perform the Investment Agreement or any Ancillary Agreement to which any of them is a party and their respective obligations thereunder, or (z) materially reduce Sprint's expected ownership interest in Newco by virtue of material inaccuracies in the representations and warranties regarding the capitalization of the Company, in each case without giving effect to any supplement to any schedule to the Investment Agreement or to any Ancillary Agreement and Sprint and Sprint L.P. shall also have each received a separate certificate to such effect dated the Offer Acceptance Date and executed by the chief executive officer and chief financial officer of each of the Company, Newco and Newco Sub;

    (iv) Each of the Company, Newco and Newco Sub shall have performed in all material respects all of the respective obligations and covenants required to be performed or complied with by them under the Investment Agreement and each of the Ancillary Agreements at or prior to the time of the Closing;

    (v) Sprint shall have received the legal opinion of Hunton & Williams, dated as of the Closing Date, counsel to Newco, Newco Sub, and the Company in form and substance reasonably satisfactory to Sprint and Sprint L.P.; and

    (vi) There shall not be any warrants to purchase Common Stock or other Dilutable Securities of the Company outstanding on the Closing Date which could be exercised on the Closing Date (assuming the expiration of any applicable vesting periods or the satisfaction of any other conditions to conversion, exchange, exercise or issuance) into a number of shares of Common Stock which, in the aggregate, would constitute more than 8% of the shares of Common Stock outstanding immediately prior to the Closing, which, upon or after the Merger will be convertible into or exchangeable for or give the right to acquire Common Stock or other voting securities of the Company, and the Company shall have provided copies of all amendments or other modifications of any Warrants and other Dilutable Securities obtained by the Company.

  Sprint may not accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sprint's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), pay for any shares of Common Stock tendered pursuant to the Offer unless the following conditions are satisfied on or prior to the Offer Acceptance Time, which conditions may be waived by Newco, Newco Sub and the Company:

    (i) (A) The Board of Directors of Sprint, and the Board of Directors of the General Partners of Sprint L.P. shall not have withdrawn or modified in a manner adverse to Newco or the Company their approval of the Offer or the other transactions contemplated by the Investment Agreement or the Ancillary Agreements, or approved any Acquisition Proposal or approved the solicitation of additional Acquisition Proposals, (B) Sprint shall not have entered into any agreement with respect to any Acquisition Proposal, or (C) the Board of Directors of Sprint, or the Board of Directors of the General Partner of Sprint L.P., or any committee thereof shall not have resolved to take any of the foregoing actions referred to in (A) or (B) above, and Sprint and Sprint L.P. shall have executed and delivered to the Company, Newco and Newco Sub, as the case may be, and performed each Ancillary Agreement to which it is a party. Each Ancillary Agreement shall be in full force and effect and all of the terms and conditions of each such Ancillary Agreement shall be satisfied in all material respects;

    (ii) The representations and warranties of Sprint and Sprint L.P. shall be true and correct (A) as of the date referred to in any representation or warranty that addresses a matter as of a particular date, or (B) as to all other representations and warranties, as of the date of this Agreement and as of the Offer Acceptance Time; unless, in either the case of clause (A) or (B), the inaccuracies under such representations and warranties, would not, individually or in the aggregate, (x) have a Material Adverse Effect on Sprint or Sprint L.P., or (y) materially impair the ability of Sprint and Sprint L.P. to enter into and perform the Investment Agreement or any Ancillary Agreement to which any of them is a Party and their respective obligations thereunder, in each case without giving effect to any supplement to any schedule to the Investment Agreement or to any Ancillary Agreement (provided, however, that any supplement must be objected to before the earlier of the Offer Acceptance Time or 10 Business Days from the date of delivery thereof). The Company, Newco, and Newco Sub shall have each received a separate certificate to such effect dated the Offer Acceptance Date and executed by a duly authorized executive officer of each of Sprint and Sprint L.P., in each case without giving effect to any supplement to any Schedule to the Investment Agreement or to any Ancillary Agreement;

    (iii) Sprint shall have performed or complied in all material respects with all obligations and covenants required by the Investment Agreement and each of the Ancillary Agreements to be performed or complied with by Sprint by the time of the Closing;

    (iv) The Company, Newco and Newco Sub shall have received the legal opinion of Stinson, Mag & Fizzell, P.C., counsel to Sprint and Sprint L.P., dated as of the Closing Date, in form and substance reasonably satisfactory to Newco and the Company; and

    (v) Sprint shall not have entered into an agreement providing for a transaction contemplated by an Acquisition Proposal, nor shall it have consummated any such transaction, nor shall Sprint have received any Acquisition Proposal (i) recommended by the Board of Directors of Sprint, or (ii) if not so recommended, which the Board of Directors of the Company reasonably determines in good faith upon consultation with its outside financial advisors is reasonably likely to be consummated.

15. CERTAIN LEGAL MATTERS

  Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions by representatives of the Purchaser with representatives of the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws". There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

STATE TAKEOVER LAWS

  A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Investment Agreement, the Ancillary Agreements, the transactions contemplated by the Investment Agreement and the Ancillary Agreements and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer or the other transactions contemplated by the Investment Agreement.

  Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the other transactions contemplated by the Investment Agreement. The Purchaser has not currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

ANTITRUST

  The Purchaser will promptly file after the date hereof a Notification and Report Form with respect to the Offer and the other transactions contemplated by the Investment Agreement under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed and the waiting period with respect to the other transactions contemplated by the Investment Agreement will expire at 11:59 p.m., New York City time, on the 30th day after the date such form is filed by both the Purchaser and the Company, in each case unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting periods by requesting additional information or documentary material from the Purchaser and, in the case of the waiting period applicable to the other transactions contemplated by the Investment Agreement, the Company. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by the Purchaser with such request. If such a request is made with respect to the other transactions contemplated by the Investment Agreement, the waiting period related to such other transactions will expire at 11:59 p.m., New York City time, on the 20th day after both parties have substantially complied with such request by each party to whom such a request is made. Because the other transactions contemplated by the Investment Agreement are to occur immediately following the Offer, it is expected that the Offer will not be consummated until the waiting periods under the HSR Act with respect to both the Offer and the other transactions contemplated by the Investment Agreement have expired or have been terminated. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed investment in the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the other transactions contemplated by the Investment Agreement or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16. FEES AND EXPENSES

  As compensation for services rendered in connection with the Purchaser's investment in the Company and the Offer, the Purchaser has agreed to pay SBC Warburg Dillon Read Inc. fees of $1.5 million, of which $100,000 is being paid in connection with their retention and $1.4 million is payable upon Closing. In addition, the Purchaser has agreed to indemnify SBC Warburg Dillon Read Inc. and certain related persons and entities against certain liabilities (excluding those arising under the Securities Act or the Exchange Act) and expenses.

  The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  For further information on fees and expenses related to the transactions contemplated by the Investment Agreement, see Section 10.

17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of the Purchaser, Sprint L.P., the Company, Newco or Newco Sub is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, the Company, Newco or Newco Sub becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the time of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          Sprint Corporation

February 18, 1998

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                                 THE PURCHASER

DIRECTORS AND EXECUTIVE OFFICER OF THE PURCHASER

  The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser are set forth below. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with the Purchaser.

NAME AND BUSINESS                  POSITION WITH THE PURCHASER, PRINCIPAL OCCUPATION
ADDRESS                CITIZENSHIP      OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
-----------------      ----------- --------------------------------------------------
Mr. William T. Esrey       USA     Chairman and Chief Executive Officer; Director of
Sprint Corporation                 Duke Energy Corporation, The Equitable Life
2330 Shawnee Mission               Assurance Society of the United States, Everen
Parkway                            Capital Corporation, and General Mills, Inc. Mr.
Westwood, KS 66205                 Esrey has been Chairman of Sprint since 1990 and
                                   Chief Executive Officer since 1985. Director of
                                   Sprint since 1985; Chairman of the Executive
                                   Committee.
Mr. Ronald T. LeMay        USA     President and Chief Operating Officer; Director of
Sprint Corporation                 Ceridian Corporation, Imation Corporation, and
2330 Shawnee Mission               Yellow Corporation. Mr. LeMay has served as
Parkway                            President and Chief Operating Officer of Sprint
Westwood, KS 66205                 since February of 1996 except for the period from
                                   July 1997 to October 1997 when he served as
                                   Chairman and Chief Executive Officer of Waste
                                   Management, Inc., a provider of comprehensive
                                   waste management services. Mr. LeMay was Chief
                                   Executive Officer of Sprint Spectrum from March
                                   1995 until February 1996. Mr. LeMay was President
                                   and Chief Operating Officer--Long Distance
                                   Division of Sprint from 1989 until March of 1995.
                                   Director of Sprint from 1993 until July 1997 and
                                   re-elected in December 1997.
Mr. Michael B. Fuller      USA     President--Local Telecommunications Division,
Sprint Corporation                 since 1996. Mr. Fuller was President of United
2330 Shawnee Mission               Telephone--Midwest Group, an operating group of
Parkway                            subsidiaries of Sprint from 1990 until 1996.
Westwood, KS 66205
Ms. Patti S. Manuel        USA     President and Chief Operating Officer--Long
Sprint Corporation                 Distance Division. Ms. Manuel was elected as
2330 Shawnee Mission               President and Chief Operating Officer--Long
Parkway                            Distance Division in February 1998. She was also
Westwood, KS 66205                 elected as President and Chief Operating Officer
                                   of Sprint L.P. in February 1998. She had served as
                                   President of Sprint Business, a division of Sprint
                                   L.P., since May 1997. From 1994 to 1997, she was
                                   President of Sales and Marketing for Sprint
                                   Business. She was named President of Marketing for
                                   Sprint Business in 1993.
Mr. Kevin E. Brauer        USA     President--National Integrated Services Division
Sprint Corporation                 since October 1997; served as Senior Vice
2330 Shawnee Mission               President since June 1997; from 1992 to 1997, was
Parkway                            President of Sprint L.P.'s Business Service Group.
Westwood, KS 66205

NAME AND BUSINESS                    POSITION WITH THE PURCHASER, PRINCIPAL OCCUPATION
ADDRESS                  CITIZENSHIP      OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
-----------------        ----------- --------------------------------------------------
Mr. J. Richard Devlin        USA     Executive Vice President--Law and External Affairs
Sprint Corporation                   since 1989.
2330 Shawnee Mission
Parkway
Westwood, KS 66205
Mr. Arthur B. Krause         USA     Executive Vice President--Chief Financial Officer
Sprint Corporation                   since 1988.
2330 Shawnee Mission
Parkway
Westwood, KS 66205
Mr. Gene M. Betts            USA     Senior Vice President since 1990.
Sprint Corporation
2330 Shawnee Mission
Parkway
Westwood, KS 66205
Mr. John R. Hoffman          USA     Senior Vice President--External Affairs since
Sprint Corporation                   1990.
2330 Shawnee Mission
Parkway
Westwood, KS 66205
Mr. John P. Meyer            USA     Senior Vice President and Controller since 1993.
Sprint Corporation
2330 Shawnee Mission
Parkway
Westwood, KS 66205
Mr. Theodore H. Schell       USA     Senior Vice President--Strategic Planning and
Sprint Corporation                   Corporate Development since 1990.
2330 Shawnee Mission
Parkway
Westwood, KS 66205
Ms. M. Jeannine              USA     Senior Vice President and Treasurer since 1990.
Strandjord
Sprint Corporation
2330 Shawnee Mission
Parkway
Westwood, KS 66205
Mr. I. Benjamin Watson       USA     Senior Vice President--Human Resources since 1993.
Sprint Corporation
2330 Shawnee Mission
Parkway
Westwood, KS 66205
Mr. Don A. Jensen            USA     Vice President and Secretary since 1975.
Sprint Corporation
2330 Shawnee Mission
Parkway
Westwood, KS 66205
Mr. DuBose Ausley            USA     Chairman of Ausley & McMullen, a law firm,
Ausley & McMullen, P.A.              Tallahassee, Florida; Director of Capital City
P.O. Box 391                         Bank Group, Inc., Tampa Electric Co., Inc. and
Tallahassee, FL 32302                TECO Energy, Inc. Prior to becoming Chairman of
                                     Ausley & McMullen in 1996, Mr. Ausley was Chairman
                                     of Macfarlane, Ausley, Ferguson & McMullen since
                                     1994 and, prior to that he was President of
                                     Ausley, McMullen, McGehee, Carothers & Proctor,
                                     P.A. for more than five years. Mr. Ausley has also
                                     been Chairman of the Capital City Bank Group, Inc.
                                     for more than five years. Director of Sprint since
                                     1993.

NAME AND BUSINESS                    POSITION WITH THE PURCHASER, PRINCIPAL OCCUPATION
ADDRESS                  CITIZENSHIP      OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
-----------------        ----------- --------------------------------------------------
Mr. Warren L. Batts        USA       Chairman and Chief Executive Officer of Tupperware
Suite 214                            Corporation, a diversified consumer products
One Northfield Plaza                 company, Orlando, Florida. Mr. Batts is also
Northfield, IL 60093                 Chairman of Premark International, Inc., a
                                     diversified consumer products company, Deerfield,
                                     Illinois, Director of The Allstate Corporation,
                                     Cooper Industries, Inc. and Sears, Roebuck &
                                     Company. Mr. Batts has been Chairman of Premark
                                     International, Inc. since 1986 and Chairman and
                                     Chief Executive Officer of Tupperware Corporation
                                     since its spin-off from Premark International,
                                     Inc. in 1996. Director of Sprint since 1982;
                                     Chairman of the Audit Committee, Member of the
                                     Executive Committee.
Mr. Michel Bon             France    Chairman and Chief Executive Officer of France
France Telecom                       Telecom, a telecommunications company, Paris,
6 place d'Alleray                    France. Mr. Bon became Chairman of France Telecom
75505 Paris Cedex 15                 in September of 1995. He served as head of
France                               France's national job-placement agency from 1993
                                     to 1995, and, prior to that as Chairman and Chief
                                     Executive Officer of Carrefour, France's largest
                                     retailer, for more than five years. Director of
                                     Sprint since 1996.
Dr. Ruth M. Davis          USA       President and Chief Executive Officer of The
The Pymatuning Group,                Pymatuning Group, Inc., a technology management
Inc.                                 services company, Alexandria, Virginia; Director
Suite 570-4900 Seminary              of Air Products and Chemicals, Inc., BTG, Inc.,
Rd.                                  Consolidated Edison Company of New York, Inc.,
Alexandria, VA 22311                 Ceridian Corporation, Premark International, Inc.,
                                     Principal Financial Group, Tupperware Corporation
                                     and Varian Associates, Inc. Dr. Davis has been
                                     President and Chief Executive Officer of The
                                     Pymatuning Group, Inc. for more than five years.
                                     Director of Sprint since 1981; Member of the Audit
                                     Committee.
Mr. Irvine O. Hockaday,    USA       President and Chief Executive Officer of Hallmark
Jr.                                  Cards, Inc., manufacturer of greeting cards,
Hallmark Cards, Inc.                 Kansas City, Missouri. Director of Dow Jones,
P.O. Box 419580                      Inc., Ford Motor Company and UtiliCorp United. Mr.
Kansas City, MO 64141-               Hockaday has been President and Chief Executive
6508                                 Officer of Hallmark Cards, Inc. since 1985.
                                     Director of Sprint since June of 1997; Member of
                                     the Audit Committee.
Mr. Harold S. Hook         USA       Retired Chairman and Chief Executive Officer of
American General                     American General Corporation, a financial services
Corporation                          holding corporation, Houston, Texas, Director of
Wortham Tower                        Chase Manhattan Bank, Chase Manhattan Corporation,
2727 Allen Parkway,                  Cooper Industries, Inc. and Duke Energy
Suite W16-01                         Corporation. Mr. Hook was Chairman of American
Houston, TX 77019-2125               General Corporation from 1978 to 1997 and Chief
                                     Executive Officer from 1978 to 1996. Director of
                                     Sprint since 1982; Member of the Organization,
                                     Compensation and Nominating Committee.

NAME AND BUSINESS                     POSITION WITH THE PURCHASER, PRINCIPAL OCCUPATION
ADDRESS                   CITIZENSHIP      OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
-----------------         ----------- --------------------------------------------------
Ms. Linda Koch Lorimer      USA       Vice President and Secretary of the University,
Yale University                       Yale University, New Haven, Connecticut; Director
P.O. Box 208230                       of McGraw-Hill, Inc. Prior to becoming Vice
New Haven, CT 06520                   President and Secretary of Yale University in
                                      1993, Ms. Lorimer was President of Randolph-Macon
                                      Woman's College for more than six years. Director
                                      of Sprint since 1993; Member of the Organization,
                                      Compensation and Nominating Committee.
Mr. Charles B. Rice         USA       Chairman and Chief Executive Officer of Barnett
NationsBank                           Banks, Inc., a bank holding company, Jacksonville,
P.O. Box 40789                        Florida; Director of CSX Corporation. Mr. Rice has
Jacksonville, FL                      been Chairman and Chief Executive Officer of
32203-0789                            Barnett Banks, Inc. for more than five years.
                                      Director of Sprint since 1975; Member of the
                                      Organization, Compensation and Nominating
                                      Committee and the Executive Committee.
Dr. Ron Sommer              Germany   Chairman of the Board of Management of Deutsche
Deutsche Telekom AG                   Telekom AG, a telecommunications company, Bonn,
Friedrich-Ebert-Allee                 Germany. Prior to becoming Chairman of Deutsche
140                                   Telekom AG in May of 1995, Mr. Sommer was
53113 Bonn                            President and Chief Operating Officer of Sony
Germany                               Corporation of America beginning in 1990, and in
                                      1993, he took over the management of Sony Europe
                                      in the same function. Director of Sprint since
                                      1996; Member of the Organization, Compensation and
                                      Nominating Committee.
Mr. Stewart Turley          USA       Chairman of Eckerd Corporation, a diversified
Suite 201                             retailer, Clearwater, Florida; Director of Barnett
1465 South Fort Harrison              Banks, Inc. and Springs Industries, Inc. Mr.
Avenue                                Turley has been Chairman of Eckerd Corporation for
Clearwater, FL 33756                  more than five years. Director of Sprint since
                                      1980; Chairman of the Organization, Compensation
                                      and Nominating Committee, member of the Executive
                                      Committee.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                    American Stock Transfer & Trust Company

    By Mail, Hand or Overnight              By Facsimile Transmission:
             Delivery:                            (718) 234-5001

          40 Wall Street                   Confirm Receipt of Facsimile
            46th Floor                             by Telephone:
        New York, NY 10005                        (718) 921-8200

                               ----------------

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                               1-(800)-859-8515
                                      or
                          Call Collect (212) 209-5550

                     The Dealer Manager for the Offer is:

                         SBC WARBURG DILLON READ INC.

                              535 Madison Avenue
                           New York, New York 10022
                                (212) 906-7530